Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

FSI INTERNATIONAL, INC.,

TOKYO ELECTRON LIMITED

and

RB MERGER CORP.

Dated as of August 13, 2012

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Annexes

Annex A — Conditions of the Offer

Exhibits

Exhibit A — Form of Articles of Incorporation

-iv-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 13, 2012, by and among FSI International, Inc., a Minnesota corporation (the “Company”), Tokyo Electron Limited, a Japanese corporation (“Parent”), and RB Merger Corp., a Minnesota corporation and wholly-owned Subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the boards of directors (or similar governing body) of Parent and Merger Sub have approved and declared advisable this Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (a) determined that this Agreement and the Transactions, including the Offer, the Merger and the Top-Up Option, on the terms and subject to the conditions set forth in this Agreement, are fair to and in the best interests of the Company and its shareholders; (b) approved and declared advisable this Agreement (including the Plan of Merger) and the Transactions, including the Offer, the Merger and the Top-Up Option, on the terms and subject to the conditions set forth in this Agreement; and (c) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares pursuant to the Offer and, to the extent required by applicable Law, approve the Merger and adopt this Agreement;

WHEREAS, Tokyo Electron U.S. Holdings, Inc., a Delaware corporation and wholly-owned Subsidiary of Parent, as the sole shareholder of Merger Sub, has, by resolutions duly adopted, approved this Agreement and the Merger as contemplated by the Minnesota Business Corporation Act (the “MBCA”);

WHEREAS, in furtherance of such acquisition, Parent has agreed to cause Merger Sub to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the shares of common stock, no par value, of the Company (the “Company Common Stock”) issued and outstanding (each share of Company Common Stock, a “Share” and, collectively, the “Shares”), at a price per Share of $6.20, net to the seller in cash (such amount, or any higher amount per Share paid pursuant to the Offer in accordance with this Agreement, the “Offer Price”), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, following consummation of the Offer, subject to the terms and conditions of this Agreement, Parent shall cause Merger Sub to merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned indirect Subsidiary of Parent, in accordance with the MBCA. Each Share that is not tendered and accepted pursuant to the Offer, other than certain Shares as provided in Section 3.08(a)(ii) and Section 3.09, will thereupon be cancelled and converted in the Merger into the right to receive cash in an amount equal to the Offer Price on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS AND GENERAL INTERPRETATION

Section 1.01 Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that (a) contains provisions that are no less favorable to the Company than those contained in the NDA, (b) expressly permits the Company to comply with the provisions of Section 6.05 and (c) does not include any provision calling for an exclusive right to negotiate with the Company prior to the termination of this Agreement.

“Acquisition Proposal” means any inquiry, proposal, offer or indication of interest (whether or not in writing) for or relating to (in one transaction or a series of related transactions) any of the following: (a) any direct or indirect acquisition or purchase (including by any license or lease) by any Person of (i) assets (including equity securities of any of the Company’s Subsidiaries) or businesses that constitute or generate 20% or more of the revenues, net income or assets of the Company and its Subsidiaries on a consolidated basis or (ii) beneficial ownership of 20% or more of any class of equity securities of the Company; (b) any purchase or sale of, or tender offer or exchange offer by any Person for, equity securities of the Company that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of the Company; or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company, if, as a result of any such transaction, the shareholders of the Company, as a group, immediately prior to the consummation of such transaction would hold less than 80% of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity) immediately after the consummation of such transaction; provided that the term “Acquisition Proposal” shall not include the Transactions.

“Action” means any litigation, action, suit, hearing, arbitration, mediation or other proceeding (public or private) by or before, or otherwise involving, any Governmental Authority (other than those in connection with ex parte pre-issuance examinations of applications for Registered Intellectual Property).

“Active Registered Intellectual Property” means all Registered Intellectual Property other than those which have been abandoned, have expired or are otherwise no longer in force.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” means (a) the Sherman Act of 1890, as amended, (b) the Clayton Antitrust Act of 1914, as amended, (c) the HSR Act and (d) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or creating significant impediments to, or lessening of, competition or creation or strengthening of a dominant position through merger or acquisition.

“beneficial owner” or “beneficial ownership”, or phrases of similar meaning, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Articles” means the Restated Articles of Incorporation of the Company, as amended to the date hereof.

“Company By-Laws” means the Restated By-Laws of the Company, as amended to the date hereof.

“Company Equity Plans” means the 1997 Omnibus Stock Plan, as amended and restated, the 2008 Omnibus Stock Plan, as amended and restated, the ESPP, and any other stock option, stock incentive, stock purchase or other equity compensation plan, sub-plan or non-plan agreement sponsored or maintained by the Company or any Subsidiary or Affiliate of the Company or to which any such entity is a party.

“Company Intellectual Property” means all Intellectual Property owned, purported to be owned, used or held for use by or in the possession of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means, with respect to the Company, any effect, event, occurrence, development, state of facts or change that, individually or in the aggregate with all other effects, events, occurrences, developments, state of facts or changes, (a) is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) would prevent or materially impair the ability of the Company to perform its obligations under this Agreement or consummate the Transactions, other than, for the purposes of clause (a), any effect, event, occurrence, development, state of facts or change arising out of or resulting from any of the following: (i) a decline in the market price, or a change in the trading volume of, the Shares or any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenues, earnings or other financial performance measures or any internal financial or operating projections, for or during any period on or after the date hereof (provided that this clause (i) shall not preclude any effect, event, occurrence, development, state of facts or change that may have contributed to or caused such changes from being taken into account in determining whether a Company Material Adverse Effect has occurred); (ii) general economic, market (including financial, banking or securities markets) or political conditions; (iii) general market or economic conditions in the industries in which the Company or its Subsidiaries operate; (iv) acts of war, sabotage or terrorism, other engagement in hostilities, natural disasters, acts of God or comparable events; (v) changes in applicable Law or GAAP, or other applicable accounting standards, following the date hereof; (vi) the announcement or pendency of this Agreement or the Transactions (provided that this clause (vi) shall not be applicable with respect to the Company’s representations and warranties in Section 4.06(a)); (vii) any specific action taken by the Company at the express written direction of Parent or Merger Sub; and (viii) compliance with the terms of, or taking any action expressly required by, this Agreement or the failure to take any action expressly prohibited by this Agreement; provided, however, in the case of clauses (ii), (iii), (iv) and (v), except to the extent that the Company and its Subsidiaries, taken as a whole, is disproportionately adversely affected relative to other participants in the industries in which the Company and its Subsidiaries participate.

“Company Software” means any Software owned by the Company or any of its Subsidiaries which is (a) embedded in or distributed or used in conjunction with any products or services provided by the Company or any of its Subsidiaries or (b) otherwise licensed or distributed by the Company or any of its Subsidiaries to any Person (who is not an Affiliate of the Company or its Subsidiaries), in each case whether directly or indirectly through agents, distributors, resellers or otherwise.

“Company Stock Option” means an option to purchase Shares issued pursuant to any Company Equity Plan or otherwise issued by the Company.

“Contract” means any contract, agreement, purchase order, commitment, instrument or guaranty to which the Company or any of its Subsidiaries is a party, whether written or oral.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement.

“Employee Change-of-Control Agreement” means any employee-related agreement containing one or more provisions that become effective or otherwise provide to the employee one or more rights or entitlements in connection with a change-of-control of the Company, other than equity awards entered into pursuant to a Company Equity Plan that provide for acceleration of the awards on or following a change-of-control, provided the change-of-control provision contained in such equity award is consistent with such Company Equity Plan.

“Environmental Law” means any applicable Law or other legal requirement relating to the protection of natural resources, the environment and public and employee health and safety (including the Occupational Safety and Health Act of 1970, as amended) or pollution or the Release or exposure to Hazardous Materials.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Export and Import Laws” means the Laws and regulations of a foreign Governmental Authority regulating exports, imports or re-exports to or from such foreign country, including the export or re-export of any goods, services or technical data.

“Fully Diluted Shares” means all outstanding Company Securities entitled to vote in the election of directors of the Company or on the adoption of this Agreement and approval of the Merger, together with all such Company Securities which the Company would be required to issue upon the conversion, exercise or exchange of any then-outstanding warrants, options, benefit plans or obligations, securities or instruments convertible, exercisable or exchangeable into such Company Securities, whether or not then convertible, exercisable or exchangeable.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means (a) any federal, state, county, local, municipal or foreign government or administrative agency or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

“Hazardous Materials” means any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, radioactive material, or other compound, element, material or substance in any form whatsoever (including products) regulated, restricted or addressed by or under any applicable Environmental Law, including petroleum and petroleum products and by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction or under any international convention: (a) patents, patent applications and any reissues, reexaminations, divisionals, provisionals, continuations, continuations-in-part, substitutions and extensions thereof (collectively, “Patents”); (b) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs and insignia, and including all goodwill associated with the foregoing (collectively, “Marks”); (c) copyrights (whether registered or unregistered and including copyrights in Software), works of authorship, moral rights, mask works and mask sets (collectively, “Copyrights”); (d) confidential and proprietary information, and non-public processes, designs, specifications, technology, databases, know-how, techniques, formulas, inventions, concepts, trade secrets, procedures, algorithms, discoveries, research and development, ideas, Software, databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and technical data and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents; and (e) all applications, registrations, renewals, extensions and permits related to any of the foregoing clauses (a) through (d).

“Intervening Event” means a material event or circumstance, or change in circumstances, with respect to the Company that was not known to or reasonably foreseeable by the Company Board on or prior to the date of this Agreement; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto constitute an Intervening Event.

“Knowledge” when used in reference to the Company means the actual knowledge of those individuals listed in Section 1.01(a) of the Disclosure Schedule, after due inquiry of the Company’s executive officers and employees with direct responsibility for the subject matter to which such knowledge relates.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or Order of any Governmental Authority having applicable jurisdiction or other similar binding requirement of a Governmental Authority having applicable jurisdiction.

“Leased Real Property” means the real property leased by the Company or any of its Subsidiaries as tenant, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any applicable Subsidiary of the Company relating to the foregoing.

“Liens” means any mortgage, charge, adverse right or claim, lien, lease, option, pledge, security interest, deed of trust, right of first refusal, easement, encumbrance, servitude, proxy, voting trust or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Most Recent Balance Sheet” means the unaudited balance sheet of the Company and its consolidated Subsidiaries as of May 26, 2012, as filed in the Company SEC Reports.

“Open Source License” means any version of the GNU General Public License (GPL), Lesser/Library General Public License (LGPL), Mozilla Public License (MPL), Common Public License (CPL) or any other license for Software where the license includes terms providing that (a) a licensee of the Software is authorized to make modifications to, or derivative works of, the Source Code for the Software and (b) the licensee is authorized to distribute such modifications or derivative works of the Software only if subsequent downstream licensees are authorized to further modify or make derivative works of licensee’s works.

“Open Source Materials” means all Software that is licensed or distributed under an Open Source License.

“Order” means any decree, decision, injunction, judgment, order, ruling or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority, in each case, having applicable jurisdiction (other than those in connection with ex parte pre-issuance examinations of applications for Registered Intellectual Property).

“Owned Real Property” means the real property (including all real property reflected as owned on the Most Recent Balance Sheet) owned by the Company or any of its Subsidiaries, together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any applicable Subsidiary of the Company relating to the foregoing.

“Parent Material Adverse Effect” means any effect, event, occurrence, development, state of facts or change that would reasonably be expected to prevent, or materially hinder or delay, Parent or Merger Sub from consummating any of the Transactions.

“Parent Plans” mean applicable employee benefit plans of Parent, as may be in effect from time to time, that are made available to the Company Employees following the Effective Time; for the avoidance of doubt, Parent Plans shall not include any employee benefit plans of Parent that are closed to new employees of Parent.

“Permitted Liens” means (a) Liens for Taxes and other governmental charges and assessments that are not yet due and payable or Liens for Taxes that are being contested in good faith by appropriate proceedings, (b) Liens of landlords and mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ and materialmen’s Liens attaching by operation of Law and securing payments not yet due and payable, (c) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereof or otherwise are typical for the applicable property type and locality and, in each case, do not materially interfere with the conduct of the business of the Company on the property subject thereto, (d) easements, covenants, conditions or restrictions of record, (e) easements, covenants, conditions or restrictions not of record as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the business of the Company or its Subsidiaries on the affected property and (f) Liens set forth in Section 1.01(b) of the Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

“Recently Inactive Registered Intellectual Property” means all Registered Intellectual Property which, within the period beginning six years prior to the date hereof, has become abandoned, expired or otherwise no longer in force.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, Mark registrations, pending applications for registration of Marks, Copyright registrations, pending applications for registration of Copyrights and Internet domain name registrations owned or purported to be owned, in whole or in part, legally or beneficially, by the Company or any of its Subsidiaries, whether or not initially filed or applied for by or in the name of the Company or any such Subsidiary.

“Release” means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated, leased or otherwise occupied by any Person.

“Remedial Action” means all actions, including, any capital expenditures, required by a Governmental Authority or required under or taken pursuant to any Environmental Law to (a) clean up, remove, treat or in any other way ameliorate or address any Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release or (d) bring the applicable Person into compliance with any Environmental Law.

“Representatives” means, with respect to any Person, all directors, officers, employees, financial advisors, attorneys, accountants or other advisors, agents or representatives of such Person.

“Restricted Stock” means Shares that are unvested or are subject to repurchase option, risk of forfeiture or other condition on title or ownership under any applicable Company Equity Plan, restricted stock purchase agreement or other Contract with the Company.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all (a) computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, (b) databases and compilations, including any and all data and collections of data, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (d) documentation, including user manuals and training materials, related to any of the foregoing.

“Source Code” means computer software that may be displayed or printed in human-readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object-oriented or other human-readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.

“Subsidiary” means, with respect to any Person, a corporation, limited liability company, partnership, joint venture or other organization of which (a) such Person or any other Subsidiary of such Person is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such Person or by any one or more of such Person’s Subsidiaries or (c) at least 50% of the equity interests are controlled by such Person.

“Superior Proposal” means any bona fide Acquisition Proposal made by any Person that (a) if consummated, would result in such Person owning, directly or indirectly, 90% or more of the outstanding equity securities of the Company, or all or substantially all of the consolidated assets of the Company and its Subsidiaries, (b) the Company Board (or a duly authorized committee thereof) has determined in good faith (after consultation with its financial advisors and outside counsel and after taking into account such legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof, as the Company Board deems appropriate in the exercise of its fiduciary duties) is superior from a financial point of view to the Transactions and (c) the Company Board has determined in good faith (after consultation with its financial advisors and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal as the Company Board deems appropriate in the exercise of its fiduciary duties) is reasonably capable of being consummated.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means $8,837,500.

“U.S. Export and Import Laws” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR 120-130), the Export Administration Act of 1979, as amended (50 U.S.C. 2401-2420), the Export Administration Regulations (EAR) (15 CFR 730-774), the Foreign Assets Control Regulations (31 CFR Parts 500-598), the Laws and regulations administered by Customs and Border Protection (19 CFR Parts 1-199) and all other Laws of the United States and regulations regulating exports, imports or re-exports to or from the United States, including the export or re-export of goods, services or technical data from the United States.

Section 1.02 Cross Reference Table. The following terms defined elsewhere in this Agreement shall have the meaning set forth in the sections set forth below:

Defined Term	Section
14f-1 Statement	Section 4.06(b)
Acceptance Time	Section 2.03(a)
Adverse Recommendation Change	Section 6.05(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.05(d)
Anti-Takeover Law	Section 4.28
Articles of Merger	Section 3.03
Bankruptcy and Equity Exception	Section 4.05
Board Actions	Section 2.02(a)
Book-Entry Shares	Section 3.10(b)
Capitalization Date	Section 4.04(a)
Certificate	Section 3.10(b)
CFIUS	Section 6.09(d)

CFIUS Approval	Section 6.09(d)
Closing	Section 3.02
Closing Date	Section 3.02
Committee of Disinterested Directors	Section 4.28
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 2.02(a)
Company Compensation Approvals	Section 4.12(l)
Company Computer Systems	Section 4.14(i)
Company Common Stock	Recitals
Company Disclosure Documents	Section 4.25(a)
Company Employees	Section 6.06(a)
Company Financial Advisor	Section 4.26
Company Financial Statements	Section 4.08(b)
Company Preferred Shares	Section 4.04(a)
Company SEC Reports	Section 4.08(a)
Company Securities	Section 6.02(b)
Company Shareholder Approval	Section 4.05
Company Shareholders Meeting	Section 6.03(a)
Compensation Committee	Section 4.12(l)
Compensation Arrangements	Section 4.12(l)
Constituent Corporations	Section 3.01
Continuing Directors	Section 2.03(a)
D&O Insurance	Section 6.08(b)
Director Appointment Date	Section 2.03(a)
Dissenting Shares	Section 3.09(a)
Dissenters’ Rights	Section 3.09(a)
DOJ	Section 6.09(b)
Effective Time	Section 3.03
ERISA	Section 4.12(a)
ERISA Affiliate	Section 4.12(d)
ESPP	Section 3.11(c)
Exchange Agent	Section 3.10(a)
Exchange Fund	Section 3.10(a)
Expiration Date	Section 2.01(c)
FINSA	Section 6.09(d)
Foreign Plans	Section 4.12(a)
FTC	Section 6.09(b)
Indemnified Party	Section 6.08(a)
Independent Directors	Section 2.03(b)
IRS	Section 4.12(b)
Material Contracts	Section 4.17(a)
Maximum Amount	Section 6.08(b)
MBCA	Recitals
Merger	Recitals
Merger Consideration	Section 3.08(a)(i)

Merger Sub	Preamble
Minimum Tender Condition	Annex A
Multiemployer Plan	Section 4.12(a)
NASDAQ	Section 2.01(e)
NDA	Section 6.04(b)
Notice Period	Section 6.05(d)
Offer	Recitals
Offer Price	Recitals
Offer Conditions	Section 2.01(a)
Offer Documents	Section 2.01(k)
Outside Date	Section 8.01(b)
Parent	Preamble
Parent Insider	Section 2.03(a)
Permits	Section 4.07(b)
Plan	Section 4.12(a)
Plan of Merger	Section 2.02(a)
Proxy/Information Statement	Section 4.06(b)
Schedule 14D-9	Section 2.02(c)
Schedule TO	Section 2.01(k)
SEC	Section 4.08(a)
Shares	Recitals
Subsequent Offering Period	Section 2.01(f)
Surviving Corporation	Section 3.01
Termination Date	Section 8.01
Top-Up Notice	Section 2.04(c)
Top-Up Option	Section 2.04(a)
Top-Up Option Shares	Section 2.04(a)
Transactions	Section 2.02(a)
WARN	Section 4.13(b)

Section 1.03 General Interpretation. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Annex or Schedule, such reference is to an Article, Section or Annex of, or a Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires;

(e) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation include any successor to said section;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g) references to a Person are also to its successors and permitted assigns;

(h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(i) references to monetary amounts are to the lawful currency of the United States;

(j) any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms;

(k) words importing the singular include the plural and vice versa; and

(l) the phrase “ordinary course of business” means the ordinary and usual course of normal day-to-day operations of the Company and its Subsidiaries through the date of this Agreement consistent with past customs and practice (including quantity and frequency).

Section 1.04 Disclosure Schedule. It is understood and agreed that (a) disclosure of any fact or item in any Section of the Disclosure Schedule shall be deemed to be disclosed with respect to any other applicable Section only to the extent it is reasonably and readily apparent from a reading of the disclosure that such disclosure is applicable to such other Section, (b) nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company made herein and (c) neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

ARTICLE II

THE OFFER

Section 2.01 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 and provided further that the Company is prepared (in accordance with Section 2.02(c)) to file the Schedule 14D-9 on the same date as Merger Sub commences the Offer, as promptly as practicable after the date hereof (and in any event no later than 10 Business Days after the date of initial public announcement of this Agreement), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 of the Exchange Act) the Offer to purchase any and all of the outstanding Shares at the Offer Price. The obligation of Merger Sub to accept for payment and pay for any Shares validly tendered and not withdrawn pursuant to the Offer shall be subject to the conditions set forth in Annex A and no other conditions (the “Offer Conditions”). The Company agrees that no Shares held by any of its Subsidiaries will be tendered pursuant to the Offer.

(b) Merger Sub, or Parent on behalf of Merger Sub, expressly reserves the right to waive, in its sole discretion, in whole or in part, any of the Offer Conditions and to make any change in the terms of or conditions to the Offer; provided that, unless otherwise provided by this Agreement or previously approved by the Company in writing (which approval may be granted or withheld by the Company in its sole discretion), Merger Sub, and Parent on behalf of Merger Sub, shall not, subject to applicable Law, (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought in the Offer, (iv) impose conditions to the Offer in addition to the Offer Conditions, (v) amend or modify any of the Offer Conditions in a manner that adversely affects the holders of Shares, (vi) change or waive the Minimum Tender Condition or (vii) extend or otherwise change the Expiration Date other than as required or permitted by this Agreement.

(c) Subject to the terms and conditions of this Agreement, unless the Offer is extended in accordance with this Agreement, the Offer shall expire at midnight, New York City time, on the date that is 20 business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) following the commencement of the Offer (such time, or such subsequent time to which the expiration of the Offer is extended in accordance with this Agreement, the “Expiration Date”).

(d) Notwithstanding anything in this Agreement to the contrary, unless this Agreement has been terminated in accordance with Section 8.01, Merger Sub may, without the consent of the Company, (i) extend the Offer for one or more periods of time of up to 20 Business Days per extension (the length of any such extension to be determined by Merger Sub (or Parent on its behalf) in its sole discretion) if at any then-scheduled Expiration Date any Offer Condition has not been satisfied (and, to the extent permitted, shall not have been waived by Parent) or (ii) elect to provide a Subsequent Offering Period. The Offer Price may be increased, and the Offer may be extended to the extent required by Law in connection with such increase in the Offer Price, in each case without the consent of the Company.

(e) Subject to the terms and conditions of this Agreement, unless this Agreement has been terminated in accordance with Section 8.01, Merger Sub, or Parent on behalf of Merger Sub, shall extend the Offer at the request of the Company on one or more occasions for periods of up to 20 Business Days per extension (the length of any such extension to be determined by Merger Sub (or Parent on its behalf) in its sole discretion) up to and including the Outside Date, if at any then-scheduled Expiration Date any of the Offer Conditions have not been satisfied or waived. In addition, Merger Sub, or Parent on behalf of Merger Sub, shall extend the Offer for any period or periods if required by any Law, rule, regulation, interpretation or position of the SEC or the staff thereof or the NASDAQ Global Market (“NASDAQ”) applicable to the Offer.

(f) Following expiration of the Offer, Merger Sub (or Parent on its behalf) may, in its sole discretion, provide a subsequent offering period or one or more extensions thereof (a “Subsequent Offering Period”) in accordance with Rule 14d-11 of the Exchange Act if, as of the commencement of such period, there shall not have been validly tendered (without regard to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), and not properly withdrawn pursuant to the Offer, that number of Shares necessary to permit the Merger to be effected without a meeting of shareholders of the Company in accordance with Section 302A.621 of the MBCA. The Offer Documents shall provide for the possibility of a “subsequent offering period”.

(g) Subject to the foregoing, including the requirements of Rule 14d-11 of the Exchange Act, and upon the terms and subject to the conditions of the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and pay for (A) all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date and (B) each Share validly tendered in any Subsequent Offering Period promptly after such Share is so tendered. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Merger Sub expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable Laws. Any such delay in payment shall be effected in compliance with Rule 14e-1(c) under the Exchange Act.

(h) Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any holder of Shares such amounts as Merger Sub is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Tax Law. To the extent that amounts are so withheld by Merger Sub, such amounts shall be (a) paid over to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Merger Sub.

(i) The Offer Price shall be adjusted to the extent appropriate to reflect the effect of any change in the number of shares of outstanding Company Common Stock by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, reorganization or the like occurring or having a record date on or after the date of this Agreement and prior to the Acceptance Time; provided, however, that nothing in this Section 2.01(i) shall be construed as permitting the Company to take any such action or to enter into any transaction otherwise prohibited by this Agreement.

(j) Merger Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Section 8.01. If this Agreement is terminated pursuant to Section 8.01, Merger Sub shall, and Parent shall cause Merger Sub to, promptly terminate the Offer without accepting any Shares previously tendered. If the Offer is terminated by Merger Sub, or this Agreement is terminated prior to the purchase of Shares in the Offer, Merger Sub shall promptly return, and shall cause any depositary acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(k) As promptly as practicable on the date of commencement of the Offer, Parent and Merger Sub shall: (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including any exhibits thereto, the “Schedule TO”), which shall contain an offer to purchase reflecting the terms and conditions of this Agreement, and a form of the letter of transmittal and summary advertisement and other ancillary documents and instruments, if any, in respect of the Offer (such Schedule TO and the documents included therein pursuant to which the Offer shall be made, together with any amendments or supplements thereto, and including exhibits thereto, the “Offer Documents”); (ii) timely file with the Commissioner of Commerce of the State of Minnesota any registration statement relating to the Offer required to be filed pursuant to Chapter 80B of the Minnesota Statutes; and (iii) cause the Offer Documents to be disseminated to holders of Shares as and to the extent required by the Exchange Act and the MBCA. The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by applicable Law or reasonably requested by Parent or Merger Sub for inclusion in the Offer Documents. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Merger Sub agree to take all steps necessary to cause the Schedule TO, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Shares, in each case as, and to the extent, required by applicable Law. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO before it is filed with the SEC, and Parent and Merger Sub shall give due consideration to the reasonable additions, deletions or changes suggested by the Company or its counsel. Parent and Merger Sub shall promptly provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Merger Sub or their counsel may receive after the date hereof from the SEC or its staff with respect to the Offer Documents promptly after receipt of those comments. The Company and its counsel shall be given a reasonable opportunity to review any written responses to such SEC comments, and Parent shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

(l) Parent and Merger Sub shall promptly file with the Commissioner of Commerce of the State of Minnesota all materials referred to in Section 80B.04 of the Minnesota Statutes.

Section 2.02 Company Actions.

(a) The Company hereby approves of and consents to the Offer, the Merger, the Top-Up Option and the other transactions contemplated by this Agreement (collectively, the “Transactions”) and represents that at a meeting duly called and held prior to the execution of this Agreement, the Company Board (and the Committee of Disinterested Directors) duly and unanimously adopted resolutions, which have not subsequently been rescinded or modified in any way, (i) declaring that this Agreement and the Transactions, including the Offer, the Merger and the Top-Up Option, are fair to and in the best interests of the Company and its shareholders, (ii) approving and declaring advisable this Agreement (including the plan of merger (as such term is used in Section 302A.611 of the MBCA) contained herein (the “Plan of Merger”)), and the Transactions, including the Offer, the Merger and the Top-Up Option (such approval having been made in accordance with the MBCA, including for purposes of Section 302A.613, Subd. 1 thereof), and (iii) recommending that the Company’s shareholders accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and, to the extent required to consummate the Merger, approve the Merger and adopt this Agreement (such recommendations, the “Company Board Recommendation”, and such actions by the Company Board (and the Committee of Disinterested Directors) described in clauses (i) through (iii), collectively, the “Board Actions”). Subject to the terms of this Agreement, the Company hereby consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation and the other Board Actions. The Company has been advised that all of its directors and executive officers who own Shares intend to tender their Shares pursuant to the Offer.

(b) The Company shall promptly after the date hereof, and from time to time thereafter as requested by Parent or its agents, furnish Parent with an updated list (and, if available, computer files) of its shareholders, non-objecting beneficial owners, mailing labels, the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists (and, if available, computer files) of shareholders, non-objecting beneficial holders, mailing labels and securities positions) and such assistance as Parent or its agents may reasonably request in connection with the Offer. In addition, in connection with the Offer, the Company shall, and shall use its commercially reasonable efforts to cause any third parties to, cooperate with Parent and its agents to disseminate the Offer Documents to holders of Shares held in or subject to any Company Equity Plan or other Plan, and to permit such holders of Shares to tender Shares in the Offer. Except for such steps as are necessary to disseminate the Offer Documents and other documents necessary to consummate the Transactions or as otherwise necessary in furtherance of effecting the Transactions, Parent shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer, the Merger and the other Transactions.

(c) Concurrently with the filing of the Schedule TO with the SEC on the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of Shares with the Offer Documents a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto and including any exhibits thereto, the “Schedule 14D-9”) that shall reflect the terms and conditions of this Agreement and, subject to the terms of this Agreement, the Company Board Recommendation and shall include a description of the other Board Actions. The Company shall also include in the Schedule 14D-9, and represents that it has obtained all necessary consents of the Company Financial Advisor to permit the Company to include in the Schedule 14D-9, in its entirety, the fairness opinion described in Section 4.26, together with a summary thereof and of the underlying financial analysis. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as, and to the extent, required by applicable Law. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested by Parent, Merger Sub or their counsel. The Company shall promptly provide Parent, Merger Sub and their counsel with copies of any written comments and shall inform them of any oral comments that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review any written responses to such SEC comments, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

(d) The Company shall promptly file with the Commissioner of Commerce of the State of Minnesota all materials of the Company referred to in Section 80B.04 of the Minnesota Statutes.

Section 2.03 Company Board and Company Board Committees.

(a) Composition of the Company Board and Board Committees. Effective upon the initial acceptance for payment by Merger Sub of Shares pursuant to the Offer (the “Acceptance Time”, the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 2.03(a)), and from time to time thereafter up to the Effective Time, subject to payment for such Shares and subject to Section 2.03(b), Parent shall be entitled to designate up to such number of directors on the Company Board equal to the product (rounded up to the next whole number) obtained by multiplying (i) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 2.03(a)) and (ii) a fraction, the numerator of which is the number of Shares held by Parent and Merger Sub (giving effect to the Shares purchased pursuant to the Offer), and the denominator of which is the total number of then outstanding Shares. Promptly following a request by Parent, the Company shall cause the individuals so designated by Parent to be elected or appointed to the Company Board, including either by increasing the size of the Company Board or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company Board (the date on which the majority of the Company’s directors are designees of Parent that have been effectively elected or appointed to the Company Board in accordance herewith, the “Director Appointment Date”). From time to time after the Acceptance Time, subject to payment for such Shares and subject to Section 2.03(b), the Company shall take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on each committee of the Company Board to the fullest extent permitted by all applicable Laws, including the rules of NASDAQ. Solely for the purposes of this Section 2.03, any and all members of the Company Board immediately prior to such appointments by Parent who remain on the Company Board after such appointment by Parent shall be referred to as “Continuing Directors”. Upon the consummation of the Offer, the Company shall accept such number of resignations as will be necessary to effectuate the exercise of Parent’s rights under this Section 2.03(a), subject to Section 2.03(b). Prior to the Effective Time, the Company Board shall have at least two Continuing Directors. If the number of directors who are Continuing Directors is reduced below two prior to the Effective Time, the remaining Continuing Director shall be entitled to designate an individual to fill such vacancy who is not a current or former officer, director, employee or consultant of Parent or any of its Subsidiaries (a “Parent Insider”) and who shall be deemed a Continuing Director for all purposes of this Agreement, and the Company shall cause such designee to be appointed to the Company Board. If, notwithstanding compliance with the foregoing provisions, the number of Continuing Directors is reduced to zero, then the other directors on the Company Board shall designate and appoint to the Company Board two directors who are not Parent Insiders who shall be deemed Continuing Directors for all purposes of this Agreement.

(b) Continued Listing. In the event that Parent’s designees are elected or appointed to the Company Board pursuant to Section 2.03(a), and without limiting Section 2.03(a), until the Effective Time, the Company Board shall have at least such number of directors as may be required by the rules of NASDAQ or the federal securities Laws who are considered independent directors within the meaning of such Laws (“Independent Directors”); provided, however, that after the Acceptance Time, subject to payment by Merger Sub for Shares tendered pursuant to the Offer, the Company shall, upon Parent’s request, take all action necessary to elect to be treated as a “controlled company” for purposes of Listing Rule 5615(c) of NASDAQ (or any successor provision) and make all necessary filings and disclosures associated with such status; provided, further, that in the event the number of Independent Directors shall be reduced below the number of directors as may be required by such Laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the rules of NASDAQ or the federal securities Laws to fill such vacancies who shall not be shareholders or Affiliates of Parent or Merger Sub, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.

(c) Section 14(f) of the Exchange Act. The Company’s obligation to appoint Parent’s designees to the Company Board pursuant to Section 2.03(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to this Section 2.03 and Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 2.03, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.03. Parent shall, reasonably promptly after the date hereof, provide to the Company in writing, and be responsible for any information with respect to itself and its nominees, directors, officers and Affiliates, required by such Section 14(f) of the

Exchange Act and Rule 14f-1 promulgated thereunder. The provisions of this Section 2.03 are in addition to, and shall not limit, any right that Merger Sub, Parent or any Affiliate of Merger Sub or Parent may have (with respect to the election of directors or otherwise) under applicable Laws as a holder or beneficial owner of Shares.

(d) Required Approvals of Continuing Directors. Notwithstanding anything to the contrary set forth in this Agreement, in the event that Parent’s designees are elected or appointed to the Company Board prior to the Effective Time pursuant to Section 2.03(a), the prior approval of a majority of the Continuing Directors (or the approval of the sole Continuing Director if there shall only be one Continuing Director then in office) shall be required in order to, prior to the Effective Time, (i) amend, modify or terminate this Agreement, or agree or consent to any amendment, modification or termination of this Agreement, in any case on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Merger Sub under this Agreement, (iii) exercise or waive any of the Company’s rights under this Agreement, or (iv) amend or otherwise modify in any material respect the Company Articles or Company By-Laws, in each case if such action would adversely affect, or reasonably would be expected to adversely affect, the holders of Shares (other than Parent or Merger Sub), and such approval by a majority of the Continuing Directors (or the sole Continuing Director if there shall only be one Continuing Director then in office) shall constitute the authorization of the full Company Board with respect to the action so approved, and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize, or for the Company to take, such action.

Section 2.04 Top-Up Option.

(a) The Company hereby grants to Merger Sub an option that is irrevocable during the term of this Agreement (the “Top-Up Option”), exercisable upon the terms and subject to the conditions set forth in this Section 2.04, to purchase the number of Shares (the “Top-Up Option Shares”) equal to the number of Shares that, when added to the number of Shares owned by Parent, Merger Sub and their related organizations (as defined in Section 302A.011, Subd. 25 of the MBCA) immediately prior to the exercise of the Top-Up Option, shall constitute up to one Share more than 90% of the Fully Diluted Shares but not less than one Share more than 90% of the number of Shares then outstanding (after giving effect to the issuance of the Top-Up Option Shares) for a purchase price per Top-Up Option Share equal to the Offer Price. In no event shall the Top-Up Option be exercisable to the extent the number of Shares issuable upon exercise of the Top-Up Option would exceed the Company’s then authorized and unissued Shares (giving effect to Shares reserved for issuance under the Company Equity Plans, as if such Shares were outstanding).

(b) The Top-Up Option may be exercised by Merger Sub at any time at or after the Acceptance Time and prior to the Effective Time; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions, unless waived by the Company, that (i) no provision of any applicable Law, and no Order issued by a court of competent jurisdiction or other Governmental Authority of competent jurisdiction, shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise and (ii) upon exercise of the Top-Up Option and delivery of the Top-Up Option Shares, the aggregate number of Shares owned by Parent,

Merger Sub and their related organizations (as defined in Section 302A.011, Subd. 25 of the MBCA) shall constitute not less than one Share more than 90% of the number of Shares then outstanding immediately after the issuance of the Top-Up Option Shares, provided, further, that the Top-Up Option shall terminate concurrently with any termination of this Agreement. Upon exercise of the Top-Up Option, Parent, Merger Sub and Company covenant to cause the Closing to occur as promptly as practicable following the issuance of the Top-Up Option Shares.

(c) The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished in a manner consistent with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act. If Merger Sub wishes to so exercise the Top-Up Option, Merger Sub shall give the Company written notice thereof (the “Top-Up Notice”) specifying a place and time for the closing of such purchase. At such closing, (i) the purchase price in respect of the Top-Up Option Shares purchased upon such exercise of the Top-Up Option (which shall equal the product of (A) the number of Top-Up Option Shares being purchased pursuant to the Top-Up Option and (B) the Offer Price) shall be paid to the Company, at Merger Sub’s election, either (1) in cash, by wire transfer of immediately available funds to an account designated by the Company, (2) by delivering to the Company Merger Sub’s unsecured, non-negotiable, non-transferable promissory note in the principal amount of the purchase price, which promissory note shall bear interest at the applicable short term federal rate per annum for U.S. income tax purposes (as periodically set by the IRS), shall mature on the first anniversary of the date thereof, and may be prepaid in whole or in part without premium or penalty, or (3) by a combination thereof and (ii) the Company shall deliver to Merger Sub a certificate or certificates representing the number of Top-Up Option Shares so purchased. The parties agree to use their commercially reasonable efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that the Top-Up Notice is deemed received by the Company and, in any event, as promptly thereafter as possible. The parties further agree to use their commercially reasonable efforts to cause the Merger to be consummated in accordance with Section 302A.621 of the MBCA as contemplated by Section 6.03(c) as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Shares.

(d) Parent and Merger Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act. Any certificates evidencing the Top-Up Option Shares shall include any legends required by applicable securities Laws.

(e) In the event of any change in the number of shares of outstanding Company Common Stock by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, reorganization or the like or any other change in the corporate or capital structure of the Company that would have the effect of diluting Merger Sub’s rights under this Section 2.04, the number of and the purchase price for Top-Up Option Shares will be adjusted appropriately so as to restore to Merger Sub its rights hereunder with respect to the Top-Up Option as the same exists as of the date of this Agreement, provided that in no event will the number of Top Up Option Shares exceed the number of Shares that are authorized in the Company’s Articles of Incorporation but are not issued and outstanding as of the date the Top Up Option is exercised (giving effect to Shares reserved for issuance under the Company Equity Plans, as if such Shares were outstanding).

ARTICLE III

THE MERGER

Section 3.01 Merger. Subject to the terms and conditions set forth in this Agreement and in accordance with the MBCA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation in the Merger. For purposes of this Agreement, (a) the corporation surviving the Merger after the Effective Time is sometimes referred to as the “Surviving Corporation” and (b) the Company and Merger Sub are collectively referred to as the “Constituent Corporations”.

Section 3.02 Merger Closing. Subject to the provisions of ARTICLE VII and unless this Agreement shall have been terminated in accordance with Section 8.01, the closing of the Merger (the “Closing”) shall take place at the offices of Jones Day, 2727 North Harwood Street, Dallas, Texas 75201 as soon as practicable (but in no event later than the third Business Day) after all of the conditions set forth in ARTICLE VII (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same, or at such other time and place agreed to by the parties (the date upon which the Closing occurs, the “Closing Date”).

Section 3.03 Effective Time of the Merger. Subject to the provisions of this Agreement, at the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Minnesota articles of merger (the “Articles of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the MBCA and shall make all other filings or recordings required under the MBCA (if any). The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Minnesota, or at such later time as Parent and the Company shall agree and specify in the Articles of Merger (the date and time the Merger becomes effective, the “Effective Time”).

Section 3.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in Section 302A.641 of the MBCA.

Section 3.05 Articles of Incorporation and By-Laws.

(a) At the Effective Time, in accordance with Section 302A.611, Subd. 1(d) of the MBCA, the articles of incorporation of the Company shall be amended and restated in their entirety to be identical to the form attached as Exhibit A hereto and, from and after the Effective Time, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.

(b) From and after the Effective Time, the by-laws of Merger Sub shall be the by-laws of the Surviving Corporation (except that all references therein to Merger Sub shall be automatically amended and shall become references to Surviving Corporation), until thereafter amended in accordance with applicable Law.

Section 3.06 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation or removal or their respective successors are elected or appointed and qualified in accordance with applicable Law, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation or removal or until their respective successors have been elected or appointed and qualified in accordance with applicable Law, as the case may be. If requested by Parent prior to the Effective Time, the Company shall use reasonable efforts to cause the directors and officers of each of the Company Subsidiaries (or certain of the Company Subsidiaries as indicated by Parent) to tender their resignations from such offices, effective as of the Effective Time, and to deliver to Parent written evidence of such resignations at the Effective Time.

Section 3.07 Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of the capital stock of Merger Sub, each share of common stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

Section 3.08 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Shares the following shall occur:

(i) Each Share issued and outstanding immediately prior to the Effective Time (other than (A) any Shares to be canceled pursuant to Section 3.08(a)(ii) and (B) any Dissenting Shares) shall be converted automatically into the right to receive an amount in cash equal to the Offer Price, without interest (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate representing any such Shares or of any Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate or such Book-Entry Shares in accordance with Section 3.10, without interest and subject to any withholding of Taxes required by applicable Law.

(ii) Each Share owned by Merger Sub, Parent or any direct or indirect wholly-owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment shall be made with respect thereto.

(b) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed in accordance with the terms of this Agreement into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

Section 3.09 Dissenters’ Rights.

(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held of record or beneficially by a Person who has not voted in favor of approval of the Merger and adoption of the Plan of Merger and who is entitled to demand and properly demands dissenter’s rights with respect to such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Sections 302A.471 and 302A.473 of the MBCA (the “Dissenters’ Rights”), shall not be converted into or represent the right to receive the Merger Consideration for such Dissenting Shares but instead shall be entitled to payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares in accordance with the Dissenters’ Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Dissenters’ Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, without interest thereon. If any demand for fair value is made of Dissenting Shares and the Top-Up Option was exercised prior to the Effective Time, then for purposes of determining the fair value of any Dissenting Shares, the cash received and/or value of the promissory note received by the Company in payment of the exercise price of the Top-Up Option shall be treated as if it had not been paid to or received by the Company and the Shares issued upon exercise of the Top-Up Option shall be treated as if they were not issued or outstanding.

(b) The Company shall serve prompt notice to Parent and its counsel of any demands, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law that are received by the Company for Dissenters’ Rights with respect to any Shares, and Parent shall have the right to participate in, and direct (provided, that such direction may not result in a binding obligation on the part of the Company that is effective prior to the Effective Time), all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 3.10 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall designate and appoint a bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the payment of the aggregate Merger Consideration in accordance with the terms of this Section 3.10. Parent shall, or shall take all steps necessary to enable and cause Merger Sub to, deposit with the Exchange Agent at or prior to the Effective Time, the cash necessary to pay for the Shares converted into the right to receive the Merger Consideration pursuant to Section 3.08 (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall, pending its disbursement to such holders, be invested by the Exchange Agent as directed by Parent; provided that no gain or loss thereon shall affect the amounts payable hereunder and Parent shall take all actions necessary to ensure that the Exchange Fund includes at all times cash sufficient to satisfy Parent’s obligation under this Agreement. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Exchange Agent will be payable to Parent or as Parent otherwise directs, and no part of such net profits shall accrue to the benefit of holders of the Shares.

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each Person who was a holder of record of Shares immediately prior to the Effective Time, whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 3.08, (i) the form of letter of transmittal for use in effecting the surrender of stock certificates that immediately prior to the Effective Time represented Shares (each, a “Certificate”) or uncertificated Shares represented by book-entry (“Book-Entry Shares”) (which transmittal letter shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent) and (ii) instructions for use in surrendering the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or a Book-Entry Share for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive the Merger Consideration for each Share previously represented by such Certificate or Book-Entry Share, net of applicable Taxes withheld pursuant to Section 3.10(f), and the Certificate or Book-Entry Shares so surrendered shall then be canceled. In the event payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate(s) formerly representing Shares are registered in the transfer records of the Company, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall be made only to the Person in whose name such Book-Entry Shares are registered. Until surrendered in accordance with this Section 3.10, each Certificate and Book-Entry Share shall be deemed at all times from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive in respect of the Shares previously represented by such Certificate or Book-Entry Share pursuant to this ARTICLE III. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this ARTICLE III.

(c) No Further Ownership Rights in Shares. The Merger Consideration paid upon the surrender for exchange of Certificates and Book-Entry Shares in accordance with the terms of this ARTICLE III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates and Book-Entry Shares. From and after the Effective Time, the stock transfer books of the Company shall be closed and the Surviving Corporation shall not permit any further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged for the Merger Consideration as provided in this ARTICLE III, except as otherwise provided by Law.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this ARTICLE III shall thereafter only be entitled to receive from Parent (subject to abandoned property, escheat or similar Laws, as general creditors thereof) payment of their claim for Merger Consideration. To the extent permitted by applicable Law, none of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Shares immediately prior to the time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

(e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

(f) Withholding Rights. Parent, Merger Sub, the Exchange Agent and the Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, whether pursuant to Section 2.01(f), Section 3.08(a)(i) or Section 3.11, or otherwise such amounts as Parent, Merger Sub, the Exchange Agent or the Company is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld by Parent, Merger Sub, the Exchange Agent or the Company, such amount shall be (i) paid over to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the former holder of the Shares or Company Stock Options, as the case may be, in respect of which such deduction and withholding was made by Parent, Merger Sub, the Exchange Agent or the Company.

Section 3.11 Treatment of Stock Options and Restricted Stock; Employee Stock Purchase Plan.

(a) With respect to each Company Stock Option that is outstanding immediately prior to the Effective Time, such Company Stock Option, if unvested, shall become vested as of immediately prior to the Effective Time. If the exercise price of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect. If the exercise price of any such Company Stock Option is less than the Merger Consideration, such Company Stock Option shall be cancelled as of immediately prior to the Effective Time in exchange for the right to receive, in accordance with this Section 3.11(a), an amount in cash (without interest, and net of any Taxes withheld pursuant to Section 3.10(f)) equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share payable under such Company Stock Option multiplied by (ii) the number of Shares subject to such Company Stock Option. Following the Effective Time, no Company Stock Option that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company Stock Option shall only be entitled to receive the consideration, if any, set forth in this Section 3.11(a) in exchange for such Company Stock Option in accordance with this Section 3.11(a). The consideration, if any, payable under this Section 3.11(a) to each former holder of a Company Stock Option that was outstanding immediately prior to the Effective Time shall be paid by the Company to such former holder as soon as practicable following the Effective Time.

(b) As of the Effective Time, each share of Restricted Stock that is outstanding immediately prior to the Effective Time shall be canceled in exchange for the right to receive from Parent or the Surviving Corporation as soon as practicable after the Effective Time an amount in cash (without interest, and less all applicable deductions and withholding required by Law) equal to the product of (i) the Merger Consideration and (ii) the number of shares of Restricted Stock held pursuant to the applicable award. For the avoidance of doubt, in no event shall a holder of Restricted Stock be entitled to payment with respect to the cancelled Restricted Stock under both this Section 3.11(b) and Section 3.08(a)(i).

(c) With respect to the Company’s Employee Stock Purchase Plan, as amended and restated January 2011 (the “ESPP”), (i) no new offering period shall commence after the date of this Agreement and, to the extent not already provided for under the terms of the ESPP as of the date of this Agreement, no employees shall be permitted to begin participating in the ESPP, and no participants shall be permitted to increase elective deferrals in respect of the current offering period under the ESPP, in each case after the date of this Agreement, (ii) any offering period under the ESPP that is in effect immediately prior to the date of this Agreement shall terminate at the earlier of (A) the closing of the offering period between the date of this Agreement and the Effective Time and (B) the Business Day immediately prior to the Effective Time, and amounts credited to the accounts of participants shall be used to purchase Shares in accordance with the terms of the ESPP, and (iii) such Shares shall be treated as other outstanding Shares in accordance with Section 3.08(a)(i). For the avoidance of doubt, each fractional Share held by any participant under the ESPP will be cancelled and extinguished at the Effective Time, and be converted into the right to receive a commensurate fractional portion of the Merger Consideration in cash, without interest, payable to the holder of each such fractional Share.

(d) The Company shall take such actions (including the adoption of any necessary resolutions and obtaining any necessary consents) as necessary to facilitate the actions contemplated under this Section 3.11.

Section 3.12 Further Action. If at any time after the Effective Time, any further action is necessary or desirable to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation, or otherwise, to take, and shall take, all such lawful and necessary action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule or in the Company SEC Reports filed from and after November 4, 2011 and prior to the date of this Agreement (other than any risk factor disclosures contained or referenced therein under the caption “Risk Factors,” “Forward-Looking Statements” or any similar precautionary disclosures), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota and has the requisite corporate power and authority to own, operate and lease its properties and assets and carry on its business as now conducted and as currently proposed by its management to be conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the conduct or nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.02 Restated Articles of Incorporation and By-Laws.

(a) The Company has delivered to Parent copies of the Company Articles and Company By-Laws, and the copies of such documents are complete and correct and contain all amendments and supplements thereto as in effect on the date of this Agreement. The Company Articles and Company By-Laws are in full force and effect and the Company is not in violation of any of their respective provisions.

(b) The Company has provided or made available to Parent and Merger Sub correct and complete copies of the minutes and, in the case of action by the Company Board or the committees thereof, written consents (or, in the case of minutes or written consents that have not yet been finalized, drafts thereof) of all meetings of shareholders of the Company and meetings of or action by the Company Board and each committee thereof. Such minutes and written consents provided or made available to Parent and Merger Sub contain true, complete and correct records, in all material respects, of all meetings and other material corporate actions held or taken through the date of this Agreement by the shareholders of the Company, the Company Board and committees thereof.

Section 4.03 Company Subsidiaries.

(a) Each of the Company’s Subsidiaries, together with the jurisdiction of organization or formation of each such Subsidiary, is set forth in Section 4.03(a) of the Disclosure Schedule. Other than the Company’s Subsidiaries or as otherwise set forth in Section 4.03(a) of the Disclosure Schedule, the Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, any capital stock or any other equity interest or any other capital stock of any Person. Each of the Company’s Subsidiaries is a corporation, partnership, limited liability company, trust or other organization that is duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of the Company’s Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of the Company’s Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of its Subsidiaries. All of such shares and other equity interests so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Liens or limitations on voting rights, are free of rights of first refusal and preemptive rights and were issued in compliance with all applicable rights of first refusal, preemptive rights and applicable Law. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Subsidiary of the Company. There are no agreements requiring the Company or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Person (other than a Subsidiary of the Company).

Section 4.04 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 50,000,000 Shares and (ii) 10,000,000 shares of preferred stock, no par value, of the Company (“Company Preferred Shares”), of which 300,000 shares have been designated as Series A Junior Participating preferred stock. As of the close of business on August 7, 2012 (the “Capitalization Date”), 39,289,688 Shares were issued and outstanding (inclusive of 25,000 shares of Restricted Stock) and no Shares were held in the treasury of the Company. As of the Capitalization Date, 3,663,230 Shares were subject to outstanding Company Stock Options and 2,313,442 Shares were reserved for future awards under the applicable Company Equity Plans. As of the date of this Agreement, no Company Preferred Shares are issued and outstanding. All of the outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued free of preemptive rights and in compliance with applicable Law. All Shares subject to issuance upon exercise of Company Stock Options will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) Other than as set forth in Section 4.04(a) and any changes since the close of business on the Capitalization Date resulting from the exercise of Company Stock Options outstanding on such date, or actions taken after such date in compliance with this Agreement, there are no outstanding (i) shares of capital stock of, or other voting securities or ownership interests in, the Company, (ii) options, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting or ownership interests in the Company.

(c) Section 4.04(c) of the Disclosure Schedule sets forth a listing of (i) all Company Equity Plans, (ii) all Company Stock Options and shares of Restricted Stock outstanding as of the close of business on the Capitalization Date, (iii) the date of grant and name of holder of each such Company Stock Option and share of Restricted Stock and, with respect to each such award, (A) the Company Equity Plan under which each such award was granted, (B) the vesting schedule thereof, (C) the portion of such award vested and unvested as of the close of business on the Capitalization Date, (D) with respect to Company Stock Options, the exercise price, and (E) with respect to Company Stock Options, whether or not such Company Stock Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. There have been no re-pricings of any Company Stock Options through amendments, cancellations and reissuance or other means during the current or prior two calendar years. None of the Company Stock Options was granted with an exercise price below the closing price of the Shares on NASDAQ on the date of the grant. All grants of Company Stock Options and Restricted Stock were validly made and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the consolidated financial statements of the Company in accordance with GAAP, and no such grants of Company Stock Options involved any “back dating,” “forward dating” or similar practices.

(d) There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any other equity securities of the Company, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person that would be material to the Company and its Subsidiaries, taken as a whole.

(e) There are no voting trusts or other Contracts to which the Company or any of its Subsidiaries is a party with respect to the voting of any capital stock of, or other equity interest in, the Company or any of its Subsidiaries.

(f) There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries that have the right to vote (or are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity securities in the Company or any of its Subsidiaries may vote.

Section 4.05 Authority; Validity and Effect of Agreements. The Company has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, and subject to the

Company Shareholder Approval to the extent required by applicable Law, to perform its obligations hereunder and thereunder and to consummate the Transactions. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action on behalf of the Company, including by the Company Board and the Committee of Disinterested Directors. No other corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize this Agreement or to consummate the Transactions, except, in the case of the Merger (to the extent required by the MBCA), for the affirmative vote of holders of a majority of the issued and outstanding Shares for the approval of the Merger and the adoption of this Agreement (the “Company Shareholder Approval”) and the filing of the Articles of Merger pursuant to the MBCA. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by rules of law and equity governing specific performance, injunctive relief and other equitable remedies (the “Bankruptcy and Equity Exception”).

Section 4.06 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and all other agreements and documents contemplated hereby to which it is a party and the consummation by the Company of the Transactions do not and will not, and the compliance by the Company with its obligations hereunder and thereunder will not, (i) result in a violation or breach of or conflict with the Company Articles or Company By-Laws, (ii) subject to obtaining or making those consents, approvals, Orders, authorizations, registrations, declarations, filings and other actions described in Section 4.06(b), conflict with or violate any Law or rule of NASDAQ applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, (iii) result in any violation or breach of or conflict with any provisions of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, or result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which it or any of its respective properties or assets may be bound or (iv) result in the creation of a Lien, except for Permitted Liens, on any property or asset of the Company or any of its Subsidiaries, except, with respect to clauses (iii) and (iv), for such violations, breaches, conflicts, defaults, rights of purchase, terminations, amendments, accelerations, cancellations, losses of benefits, payments or Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) No consent, approval, Order or authorization of, or registration, qualification, designation or filing with or notification to, any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, other than (i) the filing with the SEC of (A) the Offer Documents and Schedule

14D-9, (B) if necessary, a proxy statement or information statement, as applicable, in definitive form relating to the Company Shareholders Meeting (such proxy statement or information statement, as amended or supplemented from time to time, the “Proxy/Information Statement”) and compliance with other applicable requirements of the Exchange Act, (C) any information statement required by Rule 14f-1 promulgated by the SEC under the Exchange Act (the “14f-1 Statement”) in connection with the Offer which may be included in Schedule 14D-9 and (D) such reports under Section 13 or 16 of the Exchange Act, as may be required in connection with this Agreement and the Transactions, (ii) the applicable requirements of NASDAQ, (iii) the HSR Act and the applicable requirements of the other Antitrust Laws set forth in Section 4.06(b) of the Disclosure Schedule, (iv) the filing with the Secretary of State of the State of Minnesota of the Articles of Merger pursuant to the MBCA, (v) such filings and registrations as may be required under Chapter 80B of the Minnesota Statutes, and (vi) such other consents, approvals, Orders, authorizations, registrations, qualifications, designations, filings or notifications that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.07 Compliance with Laws; Permits.

(a) The Company and its Subsidiaries are, and since August 30, 2008 have been, in compliance with all Laws applicable to them, any of their properties or other assets or any of their businesses or operations, except where any such failure to be in compliance has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. No investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened that is or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, consents, orders, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case, that are necessary for the Company and its Subsidiaries to own, lease or operate their properties and assets and to carry on their businesses as currently conducted (collectively, “Permits”) and each of the Permits is in full force and effect, except for such Permits that the failure to hold or be in full force and effect would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received written notice, or to the Knowledge of the Company, oral notice, to the effect that a Governmental Authority is proposing or threatening any amendment, termination, revocation or cancellation of any Permit that is material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, there is no basis for any amendment, termination, revocation or cancellation of any Permit that is material to the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries is, and since August 30, 2008 has been, in compliance with the terms of its Permits, except where noncompliance with such Permit would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The consummation of the Transactions, in and of itself, will not cause the revocation or cancellation of any Permit that is material to the Company and its Subsidiaries, taken as a whole.

Section 4.08 SEC Filings; Financial Statements; Internal Controls.

(a) The Company has filed all forms, reports, schedules, registration statements, definitive proxy statements and other documents (including all exhibits) required to be filed by it with the United States Securities and Exchange Commission (the “SEC”) during the period since August 30, 2008 (such documents as amended since the time of their filing, the “Company SEC Reports”). The Company SEC Reports filed on or prior to the date hereof (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports and (ii) as of their respective filing dates did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Reports filed on or prior to the date hereof. To the Knowledge of the Company, none of the Company SEC Reports filed on or prior to the date hereof is the subject of ongoing SEC review or investigation. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) Each of the consolidated financial statements contained in the Company SEC Reports (collectively, the “Company Financial Statements”) (i) complied as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis with the Company’s past practices throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal and recurring year-end adjustments).

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Company SEC Reports, and the statements contained in such certifications were true and complete on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d) Since August 30, 2008 through the date of this Agreement, (i) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director or executive officer of the Company or any of its Subsidiaries has received any complaint, allegation, assertion or claim, that the Company or any of its Subsidiaries has engaged in improper, illegal or fraudulent accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(e) The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) promulgated by the SEC under the Exchange Act) in compliance with the Exchange Act, which system provides reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are reasonably designed to ensure that all information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is made known to the chief executive officer and the chief financial officer of the Company by others within the Company to allow timely decisions regarding required disclosure as required under the Exchange Act and is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. The Company has evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(g) The Company is in compliance in all material respects with (i) all current listing and corporate governance requirements of NASDAQ and (ii) all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

Section 4.09 Absence of Undisclosed Liabilities.

(a) The Company and its Subsidiaries do not have any liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise or whether due or to become due) that would be required to be included on a consolidated balance sheet of the Company prepared in accordance with GAAP, except for (i) liabilities and obligations fully reflected on or reserved against in the Most Recent Balance Sheet and (ii) liabilities and obligations incurred in the ordinary course of business since the date of the Most Recent Balance Sheet.

(b) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Financial Statements or any Company SEC Reports.

Section 4.10 Absence of Certain Changes or Events. Since the date of the Most Recent Balance Sheet through the date hereof, (a) the Company and its Subsidiaries have conducted their business in the ordinary course of business, (b) there has not been an event, occurrence, condition, change, development, effect or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 6.02.

Section 4.11 Absence of Litigation. As of the date hereof, there is (a) no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their respective properties or assets, (b) no settlement or similar agreements that impose any ongoing obligation or restriction on the Company or any of its Subsidiaries or (c) no Action pending or, to the Knowledge of the Company, threatened by the Company against any third party, that, in each case, would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is subject to any Orders of any Governmental Authorities that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or that otherwise restrict the Company or any of its Subsidiaries from using any Intellectual Property. There are no internal investigations or internal inquiries being conducted, or that have been conducted since August 30, 2008, by or at the direction of the Company Board (or any committee thereof) concerning any financial, accounting or other misfeasance or malfeasance issues or that could reasonably be expected to lead to a voluntary disclosure or enforcement Action.

Section 4.12 Employee Plans.

(a) Section 4.12(a) of the Disclosure Schedule sets forth a complete list, as of the date of this Agreement, of each Plan. A “Plan” means (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) all bonus, incentive, equity or equity-based compensation, stock purchase, deferred compensation, retiree medical, life insurance, retirement, health and welfare benefit, salary continuation, section 125 cafeteria, health reimbursement, flexible spending, dependent care, employee loan, individual tax gross up, vacation pay, educational assistance, employee assistance or other material employee benefit plans, policies or agreements and (iii) all employment, retention, individual consulting, collective bargaining, Employee Change-of-Control Agreements, termination, severance or other similar agreements, in each case, that is sponsored, maintained, contributed to, or required to be contributed to by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate is a party or has any obligation (contingent or otherwise) for the benefit of any current or former employee, officer, director or individual consultant of the Company or any of its Subsidiaries. Section 4.12(a) of the Disclosure Schedule separately identifies all Plans that are primarily for the benefit of current or former employees, officers, directors or consultants of the Company or any of its

Subsidiaries who are located outside of the United States (“Foreign Plans”). For purposes of this Agreement, “Foreign Plan” does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which neither the Company nor any Subsidiary has any present or potential liability, nor any statutory scheme, program, fund or benefit administered by a Governmental Authority. Neither the Company nor any ERISA Affiliate currently has, and at no time since January 1, 2006 had, any obligations with respect to (i) a defined benefit plan (as defined in Section 3(35) of ERISA), whether or not subject to ERISA, (ii) a “multiemployer plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), (iii) a multiple employer plan subject to Sections 4063 or 4064 of ERISA or (iv) a plan providing for post-retirement life insurance or post-retirement health benefits coverage, except, solely with respect to this subsection (iv), as required by Law.

(b) The Company has provided to Parent correct and complete copies of each of the following documents with respect to each Plan (except for Multiemployer Plans), to the extent applicable: (i) the Plan itself (including all amendments thereto and versions of equity agreements); (ii) the most recent annual reports (Form 5500) filed with the Internal Revenue Service (“IRS”), including attached schedules, for the last three years or comparable annual reports for a Foreign Plan; (iii) the most recent actuarial reports, if any; (iv) the most recently received IRS or other governmental determination or registration letter, if any; (v) the most recent summary plan description (or other written description of such Plan provided to employees) and all material modifications thereto; (vi) any related trust agreement or other funding instrument for the Plan; (vii) written summaries of all non-written Plans; and (viii) any other documents, forms or other instruments relating to any Plan reasonably requested by Parent.

(c) Each Plan has been operated and administered in material compliance with its terms and any related documents or agreements and with the requirements of all applicable Laws, including ERISA and the Code. Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion issued by the IRS, and no fact or event has occurred since the date of such determination letter which could adversely affect the qualified status of any such Plan or the exempt status of any such trust. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Plans that could result in any material liability or excise tax under ERISA or the Code being imposed on the Company. There are no investigations by any Governmental Authority, termination proceedings or other claims or litigation, or to the Knowledge of the Company, threatened or for which there are facts that could form a reasonable basis, against or relating to any Plan or asserting any rights to or claims for benefits under any Plan, the assets or any of the trusts under such Plan or the plan administrator, or against any fiduciary of any Plan with respect to the operation of the Plan (except routine claims for benefits payable under the Plans). All contributions, premiums and benefit payments under or in connection with the Plans that are required to have been made as the date hereof in accordance with the terms of the Plans or applicable Law have been timely made. There has been no act, omission or condition with respect to any Plan that would be reasonably likely to subject the Company or its Subsidiaries to any material fine, penalty, Tax or liability of any kind imposed under ERISA, the Code or applicable Law.

(d) Neither the Company, its Subsidiaries nor any of their Affiliates and any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with the Company or its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) have incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefits Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. No event has occurred and no condition exists that would subject the Company or its Subsidiaries, by reason of its affiliation with any ERISA Affiliate, to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law.

(e) Subject to the requirements of applicable Law, no provision of any Foreign Plan or of any agreement, and no act or omission of the Company or any of its Subsidiaries, in any way limits, impairs, modifies, or otherwise affects the right of the Company or any of its Subsidiaries to unilaterally amend or terminate any Foreign Plan, and no commitments to improve or otherwise amend any Foreign Plan have been made.

(f) Section 4.12(f) of the Disclosure Schedule sets forth a list of all Plans with assets containing stock or other securities issued by the Company or any of its Subsidiaries.

(g) No Plan or other arrangement, either individually or collectively, exists that, as a result of the execution of this Agreement and the consummation of the Transactions, whether alone or in connection with any subsequent event(s), could (i) result in the acceleration or increase in any payment or benefit, the vesting or funding (through a grantor trust or otherwise) of compensation or benefits under or any payment, contribution or funding obligation pursuant to any of the Plans or other arrangement, (ii) limit the right to merge, amend or terminate any Plan or (iii) result in any payment that would not be deductible by reason of Section 280G of the Code.

(h) The Company or a Subsidiary of the Company has reserved all rights necessary to amend or terminate each of the Plans without the consent of any other person.

(i) No Plan provides any individual with an indemnification, “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code. With respect to each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and is subject to Section 409A of the Code, (i) the written terms of such Plan have at all times since January 1, 2009 been in compliance with Section 409A of the Code and applicable guidance thereunder and (ii) such Plan has, at all times while subject to Section 409A of the Code, been operated in compliance (or, with respect to periods prior to January 1, 2009, in good faith compliance) with Section 409A of the Code and applicable guidance thereunder.

(j) Each Foreign Plan (i) has been maintained, operated and funded in all material respects in accordance with all applicable Law, (ii) if it is intended to qualify for special tax treatment, has met all material requirements for such treatment and (iii) if it is intended to be funded and/or book reserved, is fully funded and/or book reserved, based on reasonable actuarial assumptions, where applicable.

(k) No Plan could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 162(m) of the Code.

(l) On or prior to the date hereof, the Compensation Committee of the Company Board (the “Compensation Committee”) has (i) approved each Plan or other arrangement, understanding or agreement, and each amendment or supplement thereto or modification thereof, pursuant to which any payments have been or are to be made or benefits have been or are to be granted to any officer, director or employee of the Company or any of its Subsidiaries (collectively, the “Compensation Arrangements”) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d) under the Exchange Act and (ii) taken all other action necessary to satisfy the requirements of the nonexclusive safe harbor with respect to such Compensation Arrangements in accordance to Rule 14d-10(d) under the Exchange Act (the approvals and actions referred to in clauses (i) and (ii) above, the “Company Compensation Approvals”). All payments made or to be made and benefits granted or to be granted pursuant to such Compensation Arrangements (A) were, or will be, paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from being performed, by such officer, director or employee and (B) were not, and will not, be calculated based on the number of securities tendered or to be tendered in the Offer by such director, officer or employee. The Company Board has determined that each of the members of the Compensation Committee are “independent directors” in accordance with the requirements of Rule 14(d)-10(d)(2) under the Exchange Act and the instructions thereto.

Section 4.13 Labor Matters.

(a) Neither the Company nor its Subsidiaries are party to any labor or collective bargaining agreement other than national or industrial sector collective bargaining agreements applicable to all companies engaged in the business of the Subsidiaries in the countries set forth in Section 4.13(a) of the Disclosure Schedule and no such collective bargaining agreements are currently being negotiated. No labor organization has been elected as the collective bargaining agent of any employee or group of employees of the Company or its Subsidiaries. There are no (i) picketing, strikes, work stoppages, work slowdowns, lockouts or other job actions pending or, to the Knowledge of the Company, threatened against or involving the Company and its Subsidiaries, (ii) unfair labor practice charges or other labor disputes pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or its Subsidiaries, (iii) election, petition or proceeding by a labor union or representative thereof to organize any employees of the Company or its Subsidiaries or (iv) grievance or arbitration demands against the Company or any of its Subsidiaries filed pursuant to a collective bargaining agreement.

(b) The Company and its Subsidiaries are, and since August 30, 2008 have been, in compliance in all material respects with all Laws respecting the employment of labor, including wages and hours, fair employment practices, discrimination, terms and conditions of employment, workers’ compensation, collection and payment of withholding and/or social security taxes and any similar Tax, occupational safety, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law (“WARN”) and the Immigration Reform and Control Act, as amended.

(c) There are no pending material complaints, charges, claims, litigations or actions against the Company or its Subsidiaries that have been brought by or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or its Subsidiaries of any person, nor, to the Knowledge of the Company, have any such complaints, charges, claims, litigations or actions been threatened.

(d) All employees of the Company and its Subsidiaries possess all applicable visas and other authorizations required by all applicable immigration or similar Laws to be employed by and to perform services for and on behalf of the Company and its Subsidiaries (as applicable), except where the failure to possess such visas or other authorizations would not reasonably be expected, individually or in the aggregate, to materially affect the conduct of business by the Company or any of its Subsidiaries.

(e) Section 4.13(e) of the Disclosure Schedule sets forth the number of employees employed by the Company and its Subsidiaries as of July 28, 2012, and separately, the number of independent contractors providing services for the Company and its Subsidiaries as of July 28, 2012, by country where employed or engaged to provide services.

Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Disclosure Schedule sets forth an accurate and complete list of all (i) Active Registered Intellectual Property and Recently Inactive Registered Intellectual Property and (ii) material unregistered Marks owned by the Company or any of its Subsidiaries. Section 4.14(a) of the Disclosure Schedule lists, for each item of Active Registered Intellectual Property and Recently Inactive Registered Intellectual Property, the owner of such item of Registered Intellectual Property, the registration/issue and application date and number(s) (as applicable) of such item of Registered Intellectual Property and the jurisdiction in which such item of Registered Intellectual Property has been issued or registered or in which any application for issuance and registration has been filed. All necessary filing, registration, maintenance, renewal and other fees in connection with any of the Active Registered Intellectual Property have been timely paid (other than those not yet due), and all necessary documents, certificates and other relevant filings in connection with any of the Active Registered Intellectual Property have been timely made (other than those not yet due), with the relevant Governmental Authorities and Internet domain name registrars in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining the Active Registered Intellectual Property and all issuances, registrations and applications therefor, including all actions to document and record the entire chain of title of all Active Registered Intellectual Property and Recently Inactive Registered Intellectual Property into the name of the Company or one of its Subsidiaries.

(b) (b) The Company or the applicable Subsidiary of the Company has obtained from each (i) current employee involved in research and development for the Company or any of its Subsidiaries, (ii) independent contractor involved in research and development for the Company or any of its Subsidiaries, (iii) former employee hired after August 30, 2008 and formerly involved in research and development for the Company or any of its Subsidiaries, (iv) current employee of the Company or any of its Subsidiaries named as the inventor of a Patent contained in the Active Registered Intellectual Property, (v) former employee of the Company or any of its Subsidiaries named as the inventor of a Patent contained in the Active Registered Intellectual Property, and (vi) independent contractor of the Company or any of its Subsidiaries named as the inventor of a Patent contained in the Active Registered Intellectual Property, executed proprietary information and invention assignment agreement (containing no exceptions or exclusions from the scope of its coverage) in one of the forms set forth in Section 4.14(b) of the Disclosure Schedule. To the Knowledge of the Company, none of those current or former employees, or independent contractors has violated the intellectual property provisions of any of those agreements in any material respect.

(c) The Company or one of its Subsidiaries is the sole and exclusive owner of all material Active Registered Intellectual Property and Recently Inactive Registered Intellectual Property, free and clear of all Liens, except for Permitted Liens. The Company or one of its Subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to use, sell, license or otherwise exploit, all of the other Company Intellectual Property as the same is used, sold, licensed and otherwise exploited by the Company or any of its Subsidiaries in their respective businesses as currently conducted, free and clear of all Liens, except for Permitted Liens, and except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company Intellectual Property includes all Intellectual Property necessary and sufficient to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. All of the Registered Intellectual Property identified on Section 4.14(a) of the Disclosure Schedule as active (other than any applications included in such Registered Intellectual Property) is valid, enforceable and subsisting.

(d) To the Knowledge of the Company, none of the following infringe, constitute a misappropriation of, or violate any Intellectual Property of any other Person: (i) the Company’s or any of its Subsidiaries’ development, manufacturing, licensing, marketing, importation, exportation, offer for sale, sale, use, practice or other exploitation of any Company Intellectual Property, products or services by the Company or any of its Subsidiaries; or (ii) the present business practices, methods or operations of the Company or any of its Subsidiaries. Since August 30, 2008, neither the Company nor any of its Subsidiaries has been or is currently a party to any pending or, to the Knowledge of the Company, threatened Action which involves a claim (including any claims by any Person for indemnification from the Company and its Subsidiaries) (A) against the Company or any of its Subsidiaries of infringement, misappropriation or violation of any Intellectual Property of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or (B) contesting the right of the Company or any of its Subsidiaries to use, sell, exercise, license, transfer or dispose of any Company Intellectual Property, or any products, processes or materials covered thereby in any manner. Since August 30, 2008, neither the Company nor any of its Subsidiaries has received written notice of any such threatened claim.

(e) To the Knowledge of the Company, no Person (including employees, contractors and former employees and contractors of the Company or any of its Subsidiaries) is infringing, misappropriating or violating, or since August 30, 2008, has infringed, misappropriated or violated, any Company Intellectual Property. Since August 30, 2008, no

written claims or, to the Knowledge of the Company, unwritten claims have been made against any Person (including employees and former employees of the Company or any of its Subsidiaries) by the Company or any of its Subsidiaries alleging that any Person is infringing, misappropriating or violating, or has infringed, misappropriated or violated, any Company Intellectual Property.

(f) Neither the Company nor any of its Subsidiaries is a party to any pending or, to the Knowledge of the Company, threatened Actions involving a claim (i) by any Person (including employees, contractors and former employees and contractors of the Company or any of its Subsidiaries) of infringement, misappropriation or other violation of any Intellectual Property or any privacy, publicity or proprietary right against the Company or any of its Subsidiaries or (ii) challenging the ownership, use, scope, validity or enforceability of any Company Intellectual Property. Since August 30, 2008, neither the Company nor any of its Subsidiaries has received written (including by electronic mail) notice of any such claim or any written invitation to take a license to any Intellectual Property of any Person.

(g) Since August 30, 2008, no material trade secret or other material non-public, proprietary information of the Company or any of its Subsidiaries has been authorized to be disclosed or, to the Knowledge of the Company, has been actually disclosed, by the Company or any of its Subsidiaries to any employee or any third Person other than pursuant to a confidentiality or non-disclosure agreement restricting the disclosure and use thereof. Since August 30, 2008, each of the Company and its Subsidiaries has taken reasonable measures to protect and preserve the confidentiality of all such material information and any confidential information of any other Person to whom the Company or any of its Subsidiaries has a confidentiality obligation.

(h) No government funding and no facilities of a university, college, other educational institution or research center were used in the development of any Intellectual Property owned by the Company or any of its Subsidiaries.

(i) Neither the Company nor any of its Subsidiaries is a party to any agreement with any standards body or other similar entity that would obligate the Company or any of its Subsidiaries to grant licenses or rights to or otherwise impair its control, enforcement or use of any Company Intellectual Property.

(j) “Company Computer Systems” means all hardware, computer equipment and other information technology systems owned or leased by the Company and its Subsidiaries. The Company Computer Systems are adequate for the operation of the Company’s and its Subsidiaries’ businesses as currently conducted, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since August 30, 2008, (i) no error or fault has occurred in or to any of the Company Computer Systems that has resulted in a material interruption to the operations of the Company or any of its Subsidiaries and (ii) to the Knowledge of the Company, there has been no unauthorized access to or use of any of the Company Computer Systems.

(k) Each of the Company and its Subsidiaries has established privacy compliance policies and is in compliance with, and has been in compliance with for the three year period prior to the date hereof, its respective privacy policies and any applicable Laws relating to personal identifiable information, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(l) Immediately following the Effective Time, the Surviving Corporation will be the sole owner of, and will have valid title to, all of the Company Intellectual Property owned by the Company, and will have the full right to exploit, license and transfer the such Intellectual Property in the same manner and on the same terms that the Company had immediately prior to the Effective Time. Except as set forth on Section 4.14(l) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is legally bound by any Contract or other obligation under which, following and as a result of the consummation of the Transactions, would (i) obligate the Surviving Corporation, Parent or any of their Affiliates to license, or otherwise grant rights to any other Person in, any Intellectual Property (whether owned or used by the Surviving Corporation, Parent or any of their Affiliates), (ii) entitle any Person to a release of any source code escrow, (iii) result in any Lien or new or incremental restriction on the Company Intellectual Property, (iv) result in the Surviving Corporation, Parent or any of their Affiliates being bound by or subject to any non-compete or other restriction on the operation of the business of the Surviving Corporation, any of its Subsidiaries, Parent or any of their Affiliates, (v) obligate the Surviving Corporation, any of its Subsidiaries, Parent or any of their Affiliates to pay any royalties or other material amounts, or offer any discounts, to any third Person, or (vi) otherwise increase any burdens or decrease any rights relating to the Company Intellectual Property.

(m) Since August 30, 2008, the Source Code for the material Company Software has not been disclosed, delivered or made available to any Person not any employee or consultant of the Company or any Person who has not served as a consultant to the Company in the past three years and since August 30, 2008 the Company has not agreed to or undertaken to or in any other way promised to provide such Source Code to any such Person. The Source Code for the material Company Software is stored in a secure storage accessible only by controlled access procedures, which have been disclosed and explained to the Buyer in detail, including access limited to only those employees and contractors of the Company who need access to improve upon, update, modify or fix bugs in such Company Software. Since August 30, 2008, the Company has entered into confidentiality and nondisclosure agreements with each of its employees and contractors and any other Person with access granted by the Company to the Source Code for the Company Software or other material trade secrets of the Company to protect the confidentiality and value of such Source Code and trade secrets, and to the Company’s Knowledge, there has not been any breach by any of the foregoing of any confidentiality provisions of any such agreement in any material respect.

(n) There are no known material problems or defects in the current versions of the material Company Software that prevent the current versions of such Company Software from operating substantially as described in its related documentation or specifications, or as otherwise warranted to any third party and, except for such disclosed material problems or defects, such Company Software materially operates in accordance with its documentation and specifications and have no other material problems or defects. The Company has given the Buyer full access to any and all Company information on known material problems or defects in the current versions of the Company Software.

(o) To the Knowledge of the Company, none of the current versions of the material Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent, in each case of clause (i) or (ii) of this sentence that materially and adversely affects the material Company Software.

(p) Since August 30, 2008, none of the material products sold, licensed or distributed by the Company or any Company Subsidiary include any Open Source Materials. Since August 30, 2008, none of the material products sold, licensed or distributed by the Company or any Company Subsidiary were created using or incorporate any Software that would subject the product to the terms of an Open Source License.

Section 4.15 Taxes.

(a) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed and such Tax Returns are true, complete, and correct in all material respects.

(b) All material Taxes due and owing by the Company or any of its Subsidiaries, whether or not shown on any Tax Returns, have been timely paid. The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Most Recent Balance Sheet, exceed the reserve for Tax liability set forth in the Most Recent Balance Sheet. Since the date of the Most Recent Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes as a result of transactions entered into outside the ordinary course of business.

(c) No deficiencies for material Taxes against any of the Company and its Subsidiaries have been claimed, proposed or assessed in writing by any Governmental Authority, except for deficiencies that have been paid or otherwise resolved or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP. There are no pending audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or any of its Subsidiaries. The U.S. federal income Tax Returns of the Company and its Subsidiaries through the taxable year ended August 27, 2011 have been examined and closed or are Tax Returns with respect to which the period for assessment has expired.

(d) Neither the Company nor any of its Subsidiaries has been granted any extension or waiver of the limitation period applicable to any Taxes or Tax Returns.

(e) There are no Liens for Taxes other than Permitted Liens upon any of the assets of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation, or indemnification agreement (other than such an agreement exclusively between or among any of the Company and its Subsidiaries).

(g) Neither the Company nor any of its Subsidiaries (i) has been a member of a group filing a consolidated, combined or unitary or comparable Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law or by reason of being a transferee or successor of such Person.

(h) The Company and each of its Subsidiaries has properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law.

(i) Neither the Company nor any of its Subsidiaries has any unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code.

(j) From and after the Effective Time, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (i) adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method occurring on or prior to the Effective Time, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) entered into prior to the Effective Time or (iii) installment sale or open transaction occurring on or prior to the Effective Time.

(k) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(l) Neither the Company nor any of its Subsidiaries is a party to or bound by any advance pricing agreement, closing agreement or other agreement or ruling relating to Taxes with any Tax authority.

(m) Neither the Company nor any of its Subsidiaries has distributed the stock of any corporation, or had its stock distributed, in a transaction intended to satisfy the requirements of Section 355 of the Code.

(n) The Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday, or other Tax reduction agreement or Order that applies to any of them, and no Tax exemption, Tax holiday, or Order that applies to any of the Company and its Subsidiaries will be adversely affected by the Transactions.

(o) No Subsidiary of the Company has revenues, cash or other financial instruments that may not be repatriated to the U.S., including by dividend, distribution or other means, without Tax to the Company.

Section 4.16 Environmental Matters.

(a) The operations of the Company and its Subsidiaries have been conducted in material compliance with all Environmental Laws.

(b) To the Knowledge of the Company, the Company and its Subsidiaries have obtained, and are and have been in compliance with, all Permits required under applicable Environmental Laws for the continued operation of their businesses as presently conducted.

(c) Neither the Company nor any of its Subsidiaries is subject to any outstanding Orders from any Governmental Authority relating to (i) the violation of Environmental Laws, (ii) any Remedial Action, (iii) any Release or threatened Release of a Hazardous Material or (iv) an assumption of responsibility for environmental claims of another Person.

(d) Neither the Company nor any of its Subsidiaries has received any written communication alleging, in respect of any such party, the violation of or material liability (actual or threatened) under any Environmental Law (including the Comprehensive, Environmental, Response, Compensation and Liability Act 42 U.S.C. Section 9601 et. seq. or comparable state or non-U.S. counterpart Law).

(e) Neither the Company nor any of its Subsidiaries has any material contingent liability in connection with the Release of any Hazardous Material (whether on-site or off-site) or employee or third party exposure to Hazardous Materials.

(f) The operations of the Company and its Subsidiaries involving the generation, transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under Part 40 of the Code of Federal Regulations Parts 260-270 or any state or non-U.S. equivalent Law, are and have been in compliance with applicable Environmental Laws in all material respects, and, to the Knowledge of the Company, there has been no disposal by the Company or any of its Subsidiaries on or in any site listed or formally proposed to be listed on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, or any foreign or state remedial priority list promulgated or maintained pursuant to comparable state or non-U.S. Law.

(g) To the Knowledge of the Company, there is not now nor has there been in the past, on or in any property currently or formerly owned or operated by the Company or of any of its Subsidiaries any of the following: (i) any underground storage tanks or surface impoundments; (ii) any asbestos-containing materials; (iii) any polychlorinated biphenyls; or (iv) a Release of Hazardous Materials requiring notification to a Governmental Authority or a Remedial Action.

(h) No judicial or administrative Actions are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging the violation of or seeking to impose material liability pursuant to any Environmental Law and, to the Company’s Knowledge, there are no material investigations threatened against the Company or any of its Subsidiaries under Environmental Laws.

(i) The Company and its Subsidiaries have delivered to Parent all environmentally related assessments, audits, investigations, sampling or similar reports currently retained by and prepared by or for the Company or any of its Subsidiaries that relate to the Company or any of its Subsidiaries or any real property currently or formerly owned, operated or leased by or for the Company or any of its Subsidiaries.

Section 4.17 Material Contracts.

(a) Section 4.17 of the Disclosure Schedule lists the following Contracts to which the Company or any of its Subsidiaries is a party (the “Material Contracts”):

(i) all Contracts that purport to limit, curtail or restrict the right of the Company or any of its Subsidiaries (A) to engage or compete in any line of business in any geographic area, with any Person or during any period of time or (B) to solicit or hire any Person;

(ii) any Contract that grants any Person other than the Company or any of its Subsidiaries any (A) exclusive supply, distribution or similar rights, (B) material “most favored nation” rights, (C) material rights of first refusal, rights of first negotiation or similar rights, (D) exclusive rights to purchase any Company products, (E) material guaranteed availability of supply or services for a period greater than 12 months, (F) guarantee as to production capacity or priority, (G) material rebates or (H) price guarantees for a period greater than 12 months;

(iii) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of any business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) (A) entered into on or after August 30, 2008 (whether or not such acquisition or disposition has been consummated prior to the date of this Agreement) or (B) that contains ongoing non-competition or indemnification obligations or other ongoing obligations of the Company or any of its Subsidiaries;

(iv) any (A) standstill or similar agreement restricting any Person from acquiring the securities of, soliciting proxies respecting, or affecting the control, of any other Person, (B) Contract with respect to any Acquisition Proposal or similar proposal imposing any confidentiality obligation on the Company or any of its Subsidiaries not entered into in the ordinary course of business which would prohibit disclosure of the terms and conditions thereof to Parent or (C) Contract requiring the Company or any of its Subsidiaries to provide any notice or information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal or prior to entering into any discussions or Contract relating to any Acquisition Proposal or similar transaction;

(v) any Contract that grants to the Company or any of its Subsidiaries by any Person, or to any Person by the Company or any of its Subsidiaries, any license, sublicense (of any tier), covenant not to sue or immunity from suit with respect to any Intellectual Property, other than licenses to the Company or one of its Subsidiaries of “off-the-shelf” Software that is generally commercially available for a total fee of less than $50,000;

(vi) any Contract with respect to product or Intellectual Property development that is material to the Company and its Subsidiaries, taken as a whole;

(vii) any Contract that reasonably contemplates payments by or to the Company or any of its Subsidiaries of more than $500,000 in any 12 month period, other than purchase orders with suppliers and vendors substantially in a form previously provided to Parent;

(viii) any customer Contract (including any documents that together form such a Contract) that reasonably contemplates or is expected to result in payment to the Company or any of its Subsidiaries of more than $500,000 in any 12 month period;

(ix) any Contracts with distributors or sales representatives or that relates to merchandising or that otherwise entitle a third party to a commission;

(x) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case, relating to indebtedness for borrowed money, whether as borrower or lender, and whether secured or unsecured;

(xi) any Contract that involves or relates to any exchange traded, over-the-counter or other hedging (including currency or commodity hedging), swap, cap, floor, collar, futures, forward, option or other derivative financial trading activities;

(xii) any Contract providing for indemnification or any guaranty by the Company or any of its Subsidiaries, including for this purpose patent indemnities (in each case with respect to which the Company or any of its Subsidiaries has continuing obligations as of the date hereof), in each case other than purchase orders with customers substantially in a form previously provided to Parent pursuant to Section 4.23(a);

(xiii) leases or subleases under which the Company or its Subsidiaries lease or occupy Leased Real Property;

(xiv) any Contract establishing a partnership, joint venture or similar third party business enterprise;

(xv) (A) any Employee Change-of-Control Agreement or (B) any employment, independent contractor or consulting Contract (in each case with respect to which any party thereto has continuing obligations as of the date hereof) with any current or former (1) member of the Company Board or (2) employee or independent contractor who is a natural person or consultant of the Company or any of its Subsidiaries, other than any standard form of Contract with any such employee or independent contractor addressing non-disclosure of confidential information, non-competition, non-solicitation, and/or assignment of Intellectual Property;

(xvi) any other Contract under which the consequences of a default or breach or the early termination of which would reasonably be expected to have a Company Material Adverse Effect; and

(xvii) all other Contracts required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act or disclosed by the Company on a Current Report on Form 8-K, whether or not so filed or disclosed.

(b) (i) Each Material Contract is valid and binding on the Company and is in full force and effect (other than due to the ordinary expiration of the term thereof), and, to the Knowledge of the Company, is valid and binding on the other parties thereto (in each case subject to the Bankruptcy and Equity Exception), (ii) each of the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Material Contract and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of the Company or any of its Subsidiaries under any such Material Contract. To the Knowledge of the Company, no other party to any Material Contract is in material breach or default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a material breach or default by any such other party thereunder. Neither the Company nor any of its Subsidiaries has received any written notice, or to the Knowledge of the Company, oral notice, of termination or cancellation under any Material Contract, received any notice of material breach or default under any Material Contract that has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a material breach of any Material Contract. Neither the Company nor any of its Subsidiaries is party to any Contract pursuant to which the terms and conditions thereof or any information or data contained therein are deemed classified pursuant to the rules and regulations of any Governmental Authority. The Company has furnished or otherwise made available to Parent true and correct copies of all Material Contracts in effect as of the date hereof.

Section 4.18 Title to Property and Assets. Except with respect to matters related to real property (which are addressed in Section 4.19), the Company and each of its Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all of the material properties and material assets owned or leased by them, in each case, free and clear of all Liens, other than Permitted Liens. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all of the machinery, equipment and other tangible personal property and assets owned or used by the Company and its Subsidiaries are usable in the ordinary course of business and are reasonably adequate and suitable for the uses to which they are being put.

Section 4.19 Real Property.

(a) Section 4.19(a) of the Disclosure Schedule contains a complete and correct list of the Owned Real Property (including the street address of each parcel of Owned Real Property). The Company or one or more of its Subsidiaries has good and marketable fee simple title to the Owned Real Property free and clear of any and all Liens, other than Permitted Liens. The Company is not obligated under or a party to any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any Owned Real Property or any portion thereof or interest therein.

(b) Section 4.19(b) of the Disclosure Schedule contains a complete and correct list of the Leased Real Property, including with respect to such Leased Real Property the date of such lease or sublease and any material amendments thereto and the street address of such Leased Real Property. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries, as applicable, has good leasehold title to the Leased Real Property, free and clear of any Liens, other than Permitted Liens. All leases and subleases for the Leased Real Property are valid and in full force and effect in all material respects except to the extent they have previously expired or terminated in accordance with their terms and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a material default under the provisions of, any lease or sublease for Leased Real Property. Neither the Company nor any of its Subsidiaries has entered into with any other Person any sublease, license or other Contract that is material to the Company and its Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of the Leased Real Property.

(c) The Owned Real Property and the Leased Real Property constitute all real property currently used in connection with the business of the Company and its Subsidiaries. To the Knowledge of the Company and except as would not materially affect the ability of the Company and its Subsidiaries, taken as a whole, to operate their business as currently conducted or as expected to be conducted, there are no structural, electrical, mechanical or other defects in any improvements located on any of the Owned Real Property or the Leased Real Property. Neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding with respect to any of the Owned Real Property or the Leased Real Property.

(d) To the Knowledge of the Company and except as would not materially affect the ability of the Company and its Subsidiaries, taken as a whole, to operate their business as currently conducted, each of the structures, equipment and other tangible assets of the Company and its Subsidiaries utilized in their manufacturing operations is in good and usable condition, subject to normal wear and tear and normal industry practice with respect to maintenance, and is adequate and suitable for the purposes for which it is presently being used.

Section 4.20 Interested Party Transactions. There are no Material Contracts, transactions, indebtedness (except for advances for travel and other reasonable business expenses consistent with past practice) or other arrangement, or any related series thereof, between the Company or any of its Subsidiaries, on the one hand, and (a) any officer or director of the Company, (b) any record holder or beneficial owner of five percent or more of the voting securities of the Company or (c) any Affiliate or family member of any such officer, director or record holder or beneficial owner on the other hand, in each case, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 4.21 Customers and Suppliers. Section 4.21 of the Disclosure Schedule sets forth a complete and correct list of the names of (a) the 10 largest end customers (without regard to shipments to or orders from contractor equipment manufacturers who purchased products or services from the Company or its Subsidiaries upon the request of an original equipment manufacturer) of the Company and its Subsidiaries, taken as a whole, and (b) the 10 largest suppliers of the Company and its Subsidiaries, taken as a whole (based on the volume of purchases from or by the Company during the 12 month period ended May 26, 2012), showing the approximate volume, in the case of both customers and suppliers, and the total revenue received by the Company and its Subsidiaries, in the case of customers, with respect to each customer and supplier, as applicable, during such period. No such customer or supplier has terminated its relationship with the Company or materially reduced or changed the terms of its business with the Company or its Subsidiaries or given written notice, or to the Knowledge of the Company oral notice, to the Company or any of its Subsidiaries that it intends to terminate its relationship with the Company or any of its Subsidiaries or materially reduce or change the terms of its business with the Company or any of its Subsidiaries.

Section 4.22 Insurance. The Company has insurance policies in full force and effect with financially responsible insurance companies with respect to its assets, properties and business in such amounts, with such deductibles and against such risks and losses, as are customarily obtained by corporations engaged in the same or similar business and similarly situated. Section 4.22 of the Disclosure Schedule sets forth (a) a true and complete list of all insurance policies in force with respect to the Company and its Subsidiaries or their respective officers and directors (excluding policies proving benefits under the Plans) and the general description of coverage under each such insurance policy, including the policy name and the scope and amount of coverage provided thereunder and (b) a statement describing each claim in excess of $50,000 under such insurance policy since August 30, 2008 and setting forth (i) the name of the claimant, (ii) a description of the type of insurance and (iii) the nature and amount of the claim. The Company is not in material breach or default, and the Company has not taken any action or failed to take any action that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any of its insurance policies. The Company has not received any written notice of cancellation or non-renewal of any material insurance policy.

Section 4.23 Product Warranties and Liabilities.

(a) Section 4.23(a)(i) of the Disclosure Schedule sets forth true, correct and complete copies of the standard terms and conditions of sale or service of the Company and its Subsidiaries. Other than as set forth in such terms and conditions, none of the Company or any of its Subsidiaries has made any guaranty, warranty or other indemnity with respect to any product sold or delivered by, or service performed by, the Company or any of its Subsidiaries. Section 4.23(a)(ii) of the Disclosure Schedule sets forth a summary of the warranty claim experience of the Company and its Subsidiaries since August 30, 2008, by fiscal quarter.

(b) Since August 30, 2008, neither the Company nor any of its Subsidiaries has been the subject of any material product liability claims arising out of any injury to individuals or property as a result of the design, manufacture, sale, distribution, ownership, possession, labeling, advertisement or use of any product of the Company or any of its Subsidiaries.

Section 4.24 Export Controls; Foreign Corrupt Practices.

(a) The Company and its Subsidiaries have not, since August 30, 2008, violated any applicable U.S. Export and Import Laws, or made a voluntary disclosure with respect to any violation of such Laws, except such violations that have not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries, to the extent applicable, has prepared and applied for all import and export licenses required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of its business.

(b) Neither the Company or its Subsidiaries nor any of their respective directors, officers, nor, to the Knowledge of the Company, any of the Company’s or its Subsidiaries’ respective employees, agents, or Representatives has directly or indirectly taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar U.S. or foreign Laws. None of the Company’s directors, officers, or, to the Knowledge of the Company, the employees, agents or Representatives of the Company or any of its Subsidiaries is a “specially designated national” or blocked Person under U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury. Neither the Company nor any of its Subsidiaries has engaged in any business with any Person with whom, or in any country in which, a U.S. Person is prohibited from so engaging under U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury. Neither the Company nor any of its Subsidiaries has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

(c) Neither the Company nor its Subsidiaries nor any of their respective directors, officers, employees, agents, or Representatives has directly or indirectly: (i) offered or paid anything of value to a Foreign Official (as defined in the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder) for the purpose of obtaining or retaining business or securing an improper advantage, (ii) made any payments or used any funds to influence transactions involving the U.S. government in violation of Law, (iii) failed to file any required lobbying reports pursuant to the Lobbying Disclosure Act of 1995, (iv) used any corporate or other funds or given anything of value for unlawful gratuities, contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of any applicable Law, or (v) accepted or received any unlawful contributions, payments, expenditures or gifts.

Section 4.25 Disclosure Documents.

(a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s shareholders in connection with the Transactions (the “Company Disclosure Documents”), including the Schedule 14D-9, the Proxy/Information Statement, if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b) (i) The Proxy/Information Statement, as supplemented or amended, if applicable, at the time such Proxy/Information Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement and (ii) any Company Disclosure Document (other than the Proxy/Information Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto with the SEC and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in each case, that no representation or warranty is made by the Company regarding any statements or information in the foregoing based on information provided by Parent or Merger Sub for inclusion therein.

(c) The information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents, on the date the Offer Documents are first published, sent or given to holders of Shares or at any time at or prior to the Acceptance Time, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading.

Section 4.26 Opinion of Financial Advisor. The Company Board has received an opinion of Barclays Capital Inc. (the “Company Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to various qualifications and assumptions set forth therein, the consideration to be received by the shareholders of the Company in the Offer and the Merger is fair, from a financial point of view, to the shareholders of the Company (other than Parent, Merger Sub and their respective Affiliates). Prior to the date of this Agreement or promptly thereafter, a true, correct and complete copy of such opinion was delivered or will be delivered to Parent.

Section 4.27 Brokers. No Person other than the Company Financial Advisor, the fees of which will be paid by the Company, is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Prior to the date of this Agreement, a true, correct and complete copy of such agreement with the Company Financial Advisor was delivered to Parent.

Section 4.28 Anti-Takeover Laws. (a) A committee of disinterested directors of the Company Board (formed and acting in accordance with Section 302A.673 of the MBCA) (the “Committee of Disinterested Directors”), at a meeting duly called and held, has unanimously: (i) approved this Agreement, the Plan of Merger and the Transactions (including the Offer, the Merger and the Top-Up Option), which approval, to the extent applicable and assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.07(b), constituted approval under the provisions of Sections 302A.011, Subd. 38(h) for the purposes of Sections 302A.671, and 302A.673, Subd. 1 and 302A.675 of the MBCA as a result of which this Agreement, the Plan of Merger and the Transactions, including the Offer, the Merger and the Top-Up Option, are not and will not be subject to the restrictions on “fair price,” “moratorium, “control share acquisitions” or “business combinations” with an “interested shareholder” under the provision of Sections 302A.671 and 302A.673, respectively, of the MBCA or subject to the “fair price” provisions of Section 302A.675 of the MBCA; and (ii) recommended to the Company Board that the Company Board approve this Agreement, the Plan of Merger and the Transactions (including the Offer, the Merger and the Top-Up Option), and (b) the Company has taken all other actions necessary to exempt the Offer, the Merger, this Agreement and the other Transactions from Sections 302A.671, 302A.673 and 302A.675 of the MBCA, and, accordingly, none of such Sections nor any other antitakeover or similar statute or regulation applies or purports to apply to any such Transactions, other than Chapter 80B of the Minnesota Statutes (each, an “Anti-Takeover Law”).

Section 4.29 Certain Exclusivity of Representations. Notwithstanding any other term of this Agreement, other than with respect to Material Contracts or as expressly provided otherwise, all of the representations and warranties in this ARTICLE IV that relate to any (a) Plan are only contained in Section 4.12, (b) Intellectual Property matters are only contained in Section 4.14, and (c) Environmental Law are only contained in Section 4.16.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation has the requisite corporate power and authority to own, operate and lease its properties and assets and carry on its business as now conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.02 Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the Transactions, has not engaged in any business activities or conducted any operations other than in connection with the Transactions and will have no assets, liabilities or obligations other than those contemplated by this Agreement. All the issued and outstanding shares of capital stock of Merger Sub are, and as of the Effective Time will be, owned of record and beneficially by Parent either directly or indirectly through its Subsidiaries.

Section 5.03 Authority; Validity and Effect of Agreements. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action on behalf of each of Parent and Merger Sub and no other corporate proceedings on the part of either of Parent and Merger Sub are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement and all other agreements and documents contemplated hereby to which it is a party and the consummation by each of Parent and Merger Sub of the Transactions do not and will not, directly or indirectly (with or without notice or lapse of time or both), and the compliance by each of Parent and Merger Sub with its obligations hereunder and thereunder will not, directly or indirectly (with or without notice or lapse of time or both), (i) result in a violation or breach of or conflict with the certificate of incorporation, bylaws or other organizational documents of either of Parent or Merger Sub, (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations, filings and other actions described in Section 5.04(b) below, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound, (iii) result in a violation or breach or conflict with any provision of, or constitute (with or without notice or lapse of time, or both) a default under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets may be bound or (iv) result in the creation of a Lien on any property or asset of Parent or Merger Sub or any of their respective Subsidiaries, except, with respect to clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) No consent, approval, Order or authorization of, or registration, qualification, designation or filing with or notification to, any Governmental Authority is required on the part of any of Parent and Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation by Parent and Merger Sub of the Transactions, other than (i) the filing with the SEC of (A) the Offer Documents and (B) such reports under Section 13 or 16 of the Exchange Act, as may be required in connection with this Agreement and the Transactions, (ii) the applicable requirements of NASDAQ, (iii) the HSR Act and the applicable requirements of the other Antitrust Laws set forth in Section 4.06(b) of the Disclosure Schedule, (iv) the filing with the Secretary of State of the State of Minnesota of the Articles of Merger pursuant to the MBCA, (v) such filings and registrations as may be required under Chapter 80B of the Minnesota Statutes, and (vi) such other consents, approvals, Orders, authorizations, registrations, qualifications, designations, filings or notifications that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the 14f-1 Statement will, on the date such documents are first published, sent or given to holders of Shares, or at any time at or prior to the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they shall be made, not misleading; and (ii) the Proxy/Information Statement (if any) will, at the date it is first mailed to the holders of Shares or at the time of the Company Shareholders Meeting (if such a meeting is held), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents.

Section 5.06 Absence of Litigation. There is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries or any of their respective properties or assets, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any Order of any Governmental Authority, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.07 Ownership of Company Common Stock. None of Parent, Merger Sub or Parent’s Affiliates (a) directly or indirectly owns, beneficially or otherwise, any of the outstanding Company Common Stock or (b) is an “interested shareholder” under Section 302A.011, Subd. 49 of the MBCA.

Section 5.08 Availability of Funds. Parent has available and will have available through the expiration of the Offer and the Effective Time, cash, cash equivalents, available lines of credit or other sources of immediately available funds sufficient to pay for all of the Shares pursuant to the Offer and to consummate the Merger and the other Transactions.

Section 5.09 Broker’s or Finder’s Fees. No agent, broker, investment banker, financial advisor or similar Person or firm acting on behalf of Parent, Merger Sub or any Parent Subsidiary or under Parent’s, Merger Sub’s or any Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission or reimbursement of expenses from the Company or any of its Affiliates in connection with any of the Transactions.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.01 Conduct of Business by the Company. From the date hereof until the earliest of (a) the Effective Time or (b) the termination of this Agreement in accordance with its terms, except as required or otherwise expressly permitted or contemplated by this Agreement

(including as expressly provided in Section 6.02), as set forth in Section 6.01 of the Disclosure Schedule or with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business and shall use its commercially reasonable efforts to (i) preserve intact the assets, including manufacturing facilities, and business organization of the Company and its Subsidiaries, (ii) preserve the current beneficial relationships of the Company and its Subsidiaries with any Persons (including suppliers, partners, contractors, distributors, sales representatives, customers, licensors and licensees) with which the Company or any of its Subsidiaries has material business relations, (iii) retain the services of the present officers and key employees of the Company and its Subsidiaries, (iv) comply in all material respects with all applicable Laws and the requirements of all Material Contracts and (v) keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business.

Section 6.02 Restrictions on the Conduct of Business by the Company. From the date hereof until the earliest of (a) the Effective Time or (b) the termination of this Agreement in accordance with its terms, except as required or otherwise expressly permitted or contemplated by this Agreement, as set forth in Section 6.02 of the Disclosure Schedule or with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), the Company shall not, and shall cause each of its Subsidiaries not to:

(a) amend the Company Articles or Company By-Laws or any other comparable organizational documents;

(b) (i) issue, deliver, sell, grant, dispose of, pledge or otherwise encumber any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries (the “Company Securities”), or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any Company Securities, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Company Securities, provided that the Company may issue Shares solely upon the exercise or settlement of Company compensatory equity awards issued under the Company Equity Plans that are outstanding on the date of this Agreement in accordance with their terms as of the date of this Agreement; (ii) adjust, split, combine, subdivide or reclassify any Company Securities; (iii) enter into any Contract with respect to the sale, voting, registration or repurchase of Shares or any other Company Securities; or (iv) except as required by the terms of this Agreement, amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under (except as required by the terms of any Company Equity Plan in effect on the date of this Agreement), any provision of the Company Equity Plans or any agreement evidencing any outstanding Company Stock Option, share of Restricted Stock or any similar or related Contract;

(c) directly or indirectly acquire or agree to acquire in any transaction (including by merger, consolidation or acquisition of stock or assets) the equity interest in, or properties or assets of, any Person or division or business of any Person, other than assets acquired in the ordinary course of business;

(d) sell, pledge, dispose of, transfer, abandon, allow to lapse or expire, lease, license, mortgage or otherwise encumber or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) (other than a Permitted Lien), any material properties, rights or assets (including any Company Intellectual Property and Company Securities), except (i) sales of inventory to customers in the ordinary course of business, (ii) transfers among the Company and its Subsidiaries and (iii) as permitted by Section 6.02(e);

(e) except in the ordinary course of business, fail to pay any required filing, prosecution, maintenance, or other fees, or otherwise fail to make any document filings or payments required to maintain any Active Registered Intellectual Property in full force and effect or to diligently prosecute applications for registration of any Active Registered Intellectual Property;

(f) declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, in respect of the Shares or any other Company Securities, other than dividends by any direct or indirect Subsidiary of the Company only to the Company or any wholly-owned Subsidiary of the Company in the ordinary course of business;

(g) (i) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate, or increase any benefits under any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, director, officer, other employee, consultant or Affiliate, other than (A) as required pursuant to applicable Law or the terms of a Company Equity Plan (correct and complete copies of which have been made available to Parent) or (B) increases in salaries, wages and benefits of employees (other than officers or directors) made in the ordinary course of business and in amounts and in a manner consistent with past practice, provided that in the case of this clause (B), the Company provides written notice to Parent of the Company’s intent to increase such compensation at least 10 Business Days prior to making such change and provides Parent the opportunity to review the proposed change and consult with the Company with respect to such proposed changes, (ii) grant any severance or termination benefits to any director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries, except as required under the terms of any Plan or as required by applicable Law, (iii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment of, compensation or benefits under any Plan to the extent not required by the terms of such Plan as in effect on the date of this Agreement, (iv) enter into, establish, amend or terminate any Plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, director, officer, other employee, consultant or Affiliate of the Company or any of its Subsidiaries, other than as required pursuant to applicable Law, or (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Plan or change the manner in which contributions to such Plans are made or the basis on which such contributions are determined;

(h) announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of a group of employees of the Company or any of its Subsidiaries;

(i) offer employment to, hire or promote any person at or to a level, or who will have duties of, vice president or higher;

(j) communicate in a writing that is intended for broad dissemination to the Company’s employees regarding compensation, benefits or other treatment they will receive in connection with or following the Merger, unless any such communications are consistent with prior guidelines or documentation provided to the Company by Parent (in which case, the Company shall provide Parent with prior notice of and the opportunity to review and comment upon any such communications) or other communications to employees of the Company and its Subsidiaries made in the ordinary course of business and otherwise unrelated to the Transactions;

(k) incur, create, assume or otherwise become liable for any indebtedness for borrowed money (including the issuance of any debt security and the assumption or guarantee of obligations of any Person other than as between the Company and its Subsidiaries), including through borrowings under any of the Company’s existing credit facilities, or enter into a “keep well” or similar agreement, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries;

(l) make any changes in financial accounting methods, principles or practices (or change an annual accounting period), including any changes to the Company’s cash management and working capital policies and practices, except insofar as may be required by GAAP, applicable Law or regulatory guidelines;

(m) write up, write down or write off the book value of any assets, except in accordance with GAAP consistently applied;

(n) release, assign, compromise, settle or agree to settle any Action or claim in respect of any threatened Action (including any Action or claim in respect of any threatened Action relating to this Agreement or the Transactions), in whole or in part, for an amount in excess of $100,000 in the aggregate; provided, however, neither the Company nor any Subsidiary shall take such action (regardless of the amount involved) if any such action would (i) materially restrict the Company, or any of its Subsidiaries or Affiliates or any successor thereto from time to time or the Company’s, or any of its Subsidiaries or Affiliates’ ability to own or operate any of its properties, rights, assets or businesses or interests therein or (ii) require any material changes (including changes to any licensing arrangements) to the business of the Company or any of its Subsidiaries or Affiliates from time to time;

(o) (i) make, change or revoke any Tax election or adopt or change any method of Tax accounting, (ii) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law), (iii) settle or compromise any liability with respect to Taxes or audit related to Taxes or surrender any claim for a refund of Taxes, (iv) file any amended Tax Return, (v) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of Taxes or (vi) other than in the ordinary course of business, take any action that reduces or impedes the use or value of any Tax incentives, Tax credits, Tax losses, deferred Tax assets, or other favorable Tax benefit recorded or unrecorded in the Most Recent Balance Sheet;

(p) (i) make or commit to any capital expenditures that (A) involve the purchase of real property or (B) are not budgeted for in the Company’s current annual capital plan, a copy of which has been provided to Parent, or (ii) enter into any new, or agree to any extension of any, capital equipment lease or any other Contract for the lease of assets (including real property) that is not terminable by the Company or any of its Subsidiaries 12 months from the date of such Contract without payment of penalty or acceleration of payment obligations, exceeding in the aggregate in respect of clauses (i) and (ii) more than $250,000;

(q) (i) enter into any Material Contract (other than in the ordinary course of business) or terminate any Material Contract, (ii) materially modify, amend, waive any right under or renew any Material Contract, other than in the ordinary course of business, (iii) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any of its Subsidiaries or Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area or (iv) enter into any Contract that would be breached by, or require the consent of any other Person in order to continue in full force following, consummation of the Transactions;

(r) enter into any development agreement regarding the creation of any Intellectual Property or products, other than in the ordinary course of business;

(s) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business) to, any Person other than a direct or indirect wholly-owned Subsidiary of the Company in the ordinary course of business;

(t) enter into, amend or cancel any insurance policies other than (i) in the ordinary course of business or (ii) with respect to any request for a quote or proposal for any directors’ and officers’ liability insurance to be obtained pursuant to Section 6.08;

(u) merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries; or

(v) authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

Section 6.03 Preparation of Proxy/Information Statement; Shareholders Meetings.

(a) If the Company Shareholder Approval is required by Law, then, in accordance with the MBCA, the Company Articles, the Company By-Laws, the Exchange Act, and any applicable rules and regulations of NASDAQ, the Company, in consultation with Parent, shall as promptly as practicable after the later of the Acceptance Time or the expiration of any Subsequent Offering Period, for the purpose of obtaining the Company Shareholder Approval, duly set a record date for, call, give notice of, convene and hold a special meeting of shareholders of the Company (the “Company Shareholders Meeting”) as promptly as reasonably practicable following the date upon which the Proxy/Information Statement is cleared by the SEC (with the record date and meeting date to be set by the Company Board upon the recommendation of Parent, which record date shall be after the Acceptance Time and the expiration of any Subsequent Offering Period). Subject to the terms of this Agreement, if requested by Parent, the Company Board shall recommend that the shareholders of the Company vote in favor of approval of the Merger and the adoption of this Agreement. At the Company Shareholders Meeting, Parent will cause all Shares held of record by Parent or Merger Sub (or its assignees, if any) as of the applicable record date and entitled to vote thereon to be voted in favor of the approval of the Merger and the adoption of this Agreement. The Company shall comply with the MBCA, the Company Articles, the Company By-Laws, the Exchange Act and the rules and regulations of NASDAQ in connection with the Company Shareholders Meeting, including preparing and delivering the Proxy/Information Statement to the Company’s shareholders as required pursuant to the Exchange Act and Section 6.03(b) below. Subject to the terms of this Agreement, the Company shall use its commercially reasonable efforts to solicit from its shareholders proxies in favor of approval of the Merger and the adoption of this Agreement, and secure any other approval of shareholders of the Company that is required by applicable Law to effect the Merger, provided that (i) the Company shall not change the date of, postpone or adjourn the Company Shareholders Meeting without the consent of a majority of the directors appointed by Parent pursuant to Section 2.03(a) and (ii) Parent may cause the Company to postpone or adjourn the Company Shareholders Meeting by prior written notice to the Company.

(b) If the Company Shareholder Approval is required by Law, as promptly as reasonably practicable after the later of the Acceptance Time or the expiration of any Subsequent Offering Period, the Company, with the assistance of Parent, shall prepare, and the Company shall file with the SEC, the preliminary Proxy/Information Statement in form and substance reasonably satisfactory to each of the Company and Parent relating to the Merger and the Transactions. Subject to the terms of this Agreement, the Proxy/Information Statement shall reflect the Company Board Recommendation and shall include a description of the other Board Actions. The Company shall also include in the Proxy/Information Statement, and represents that it has obtained all necessary consents of the Company Financial Advisor to permit the Company to include in the Proxy/Information Statement, in its entirety, the fairness opinion described in Section 4.26, together with a summary thereof. Parent shall cooperate with the Company in the preparation of the preliminary Proxy/Information Statement and the definitive Proxy/Information Statement and shall furnish to the Company the information relating to it and Merger Sub required by the Exchange Act. The Company shall use its commercially reasonable efforts, after consultation with Parent, to respond as promptly as practicable to any comments of the SEC and to cause the Proxy/Information Statement in definitive form to be mailed to the Company’s shareholders at the earliest practicable time. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy/Information Statement if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Proxy/Information Statement as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as, and to the extent, required by applicable Law. The Company shall promptly provide Parent and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from the SEC or its staff (including any request by the SEC or its staff for any amendments or supplements to the preliminary Proxy/Information Statement or the definitive Proxy/Information Statement), and the Company and Parent shall cooperate in filing with the SEC or its staff, and if required, the Company shall mail to its shareholders, as promptly as reasonably practicable, such amendment or supplement. Parent and its counsel shall be given a reasonable opportunity to review any written responses to such SEC comments and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and its counsel. The Proxy/Information Statement shall comply in all material respects with all applicable requirements of Law.

(c) Notwithstanding Section 6.03(a) and (b), but without prejudice to the provisions of Section 2.04 (including, if the Top-Up Option has been exercised, the last sentence of Section 2.04(d)), in the event that Parent, Merger Sub and their related organizations (as defined in Section 302A.011, Subd. 25 of the MBCA) collectively shall acquire ownership of at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after the Acceptance Time (or such other time as when Merger Sub shall have acquired at least 90% of the outstanding Shares) without a meeting of shareholders of the Company, in accordance with Section 302A.621 of the MBCA.

Section 6.04 Access to Information; Confidentiality.

(a) Subject to applicable Laws relating to the exchange of information, from the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to, afford Parent, Merger Sub and their respective Representatives reasonable access during normal working hours upon reasonable advance notice to the officers, employees, agents, assets, properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries and shall furnish Parent and Merger Sub with such financial, operating and other data and information as Parent or Merger Sub, through their Representatives, may reasonably request, provided, however, that nothing in this Section 6.04 will require the Company or its Subsidiaries to furnish the Parent, Merger Sub and their respective Representatives with any documents or information that the Company or its Subsidiaries is required by Law or Order to keep confidential, or that would reasonably be expected to jeopardize the status of such document or agreement as privileged, work product or as a trade secret, provided, further, that the Parties shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (i) would not be reasonably likely to result in the violation of any such Law or Order or be reasonably likely to cause such privilege to be undermined with respect to such information or (ii) could reasonably be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of Parent could be provided access to such information, provided that the use such “clean-room” arrangement would not result in a breach of clause (i) of this Section 6.04(a).

(b) Any investigation conducted pursuant to the access contemplated by this Section 6.04 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or damage or destroy any property or assets of the Company or any of its Subsidiaries. All information obtained by Parent or Merger Sub pursuant to this Section 6.04 shall be held confidential in accordance with the Non-Disclosure Agreement, entered into on or about February 21, 2012 (the “NDA”), between Parent and the Company.

(c) After the date hereof, Parent and the Company shall cooperate to establish a mechanism acceptable to both parties by which Parent will be permitted, prior to the Effective Time or the Termination Date, as the case may be, and subject to applicable Law, to communicate directly with the Company employees regarding employee related matters.

Section 6.05 No Solicitation.

(a) The Company shall, and shall cause its Subsidiaries and shall instruct each of their respective Representatives to, immediately cease and terminate, or cause to be terminated, any and all discussions, solicitations, encouragements or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal and shall promptly request (or, to the extent the Company is contractually permitted to do so, require) the return or destruction of all copies of confidential information previously provided to such parties by or on behalf of the Company, its Subsidiaries or Representatives. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.01, subject to the terms of this Agreement, the Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and its Subsidiaries’ Representatives to, directly or indirectly, (i) solicit, initiate, cause, knowingly facilitate or knowingly encourage (including by way of furnishing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or could reasonably be expected to lead to any Acquisition Proposal, or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate or knowingly encourage, any such inquiries, proposals, discussions or negotiations, or resolve to or publicly propose to take any of the foregoing actions, (ii) enter into any merger agreement, agreement-in-principle, letter of intent, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any letter of intent, agreement or agreement-in-principle requiring the Company (whether or not subject to conditions) to abandon, terminate or fail to consummate the Merger or (iii) (A) withdraw, modify or qualify in a manner adverse to Parent or Merger Sub the Company Board Recommendation or the approval or declaration of advisability by the Company Board of this Agreement and the Transactions (including the Offer and the Merger) or (B) approve or recommend, or resolve to or publicly propose to approve or recommend, any Acquisition Proposal (any action described in clause (A) or (B) being referred to as an “Adverse Recommendation Change”).

(b) Notwithstanding anything to the contrary contained in this Agreement, if at any time following the date of this Agreement and prior to the Acceptance Time, (i) the Company has received from a third party a written, bona fide Acquisition Proposal, (ii) a breach by the Company of this Section 6.05 has not contributed to the making of such Acquisition Proposal, and (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company may, subject to clauses

(x), (y) and (z) below, (A) furnish confidential information with respect to, and provide access to the properties of, the Company and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal (and its Representatives); provided, however, that the Company (x) will not, and will not allow its Representatives to, disclose any non-public information to such Person unless the Company first enters into an Acceptable Confidentiality Agreement with such Person, (y) will promptly (and in any event within 24 hours) provide to Parent notice of its intention to enter into such Acceptable Confidentiality Agreement and (z) will promptly (and in any event within 24 hours) provide to Parent any and all non-public information delivered to such Person which was not previously provided to Parent.

(c) From and after the date of this Agreement and prior to the Effective Time, the Company shall promptly (and in any event within 24 hours) notify Parent, orally and in writing, in the event that the Company or any of its Subsidiaries or Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for non-public information in contemplation of an Acquisition Proposal relating to the Company or any of its Subsidiaries or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall provide Parent promptly (and in any event within 24 hours) with the identity of such Person and a copy of such Acquisition Proposal, indication, inquiry or request (or, where such Acquisition Proposal is not in writing, a written description of the Company’s understanding of the material terms and conditions of such Acquisition Proposal, indication, inquiry or request), including any modifications thereto. The Company shall keep Parent reasonably informed on a current basis (and in any event no later than 24 hours after the occurrence of any material changes to) of the status and terms of any Acquisition Proposal, indication, inquiry or request (including any material changes to the key terms thereof) and the general status of any discussions and negotiations with respect thereto, including furnishing copies of any written inquiries, correspondence and other written material sent or provided to the Company or its Representatives from such Person or its Representatives in connection with any Acquisition Proposal or sent or provided by the Company or its Representatives to such Person or its Representatives in connection with any Acquisition Proposal as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt or delivery thereof). Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal in accordance with Section 6.05(b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. The Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and its Subsidiaries’ Representatives to, enter into any Contract with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to provide such information relating to the Company or any of its Subsidiaries to Parent, and neither the Company nor any of its Subsidiaries is currently party to any Contract that prohibits the Company from providing the information relating to the Company or any of its Subsidiaries described in this Section 6.05(c) to Parent. Except as determined by the Company Board in good faith after consultation with outside counsel that the failure to take such action would constitute a breach of fiduciary duties to the shareholders of the Company under applicable Law, the Company (i) shall not, and shall cause its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is or becomes a party and (ii) shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to enforce the provisions of any such agreement.

(d) Notwithstanding anything in Section 6.05(a) to the contrary, if (i) the Company receives from a third party a written, bona fide Acquisition Proposal, (ii) a breach by the Company of this Section 6.05 has not contributed to the making of such Acquisition Proposal and (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the written, binding and irrevocable adjustments to the terms of this Agreement which may be offered by Parent, including pursuant to clause (3) below, the Company Board may at any time prior to the Acceptance Time, if it determines in good faith, after consultation with its outside counsel, that failure to take such action would constitute a breach by the Company Board of its fiduciary duties to the shareholders of the Company under applicable Law, (x) effect an Adverse Recommendation Change and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company (A) pays the Termination Fee to Parent in immediately available funds and (B) concurrently with such termination enters into the Alternative Acquisition Agreement; provided, further, however, that the Company Board may not effect an Adverse Recommendation Change pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless (1) the Company shall not have breached this Section 6.05, (2) the Company shall have provided prior written notice to Parent, at least five Business Days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided to Parent a copy of any proposed definitive agreement(s) with respect to such Superior Proposal (the “Alternative Acquisition Agreement”), (3) prior to effecting such Adverse Recommendation Change or terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial advisors and outside counsel to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal and (4) following any negotiation described in the immediately preceding clause (3), such Acquisition Proposal (provided that the Company shall have complied with the provisions of the immediately following sentence) continues to constitute a Superior Proposal. In the event of any material revisions to the terms of an Acquisition Proposal after the start of the Notice Period, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.05(d) with respect to such new written notice, and the Notice Period shall be deemed to have re-commenced on the date of such new notice (provided, however, that the Notice Period with respect to any such new written notice provided in accordance with this sentence shall be three Business Days).

(e) Notwithstanding anything in this Agreement to the contrary, the Company Board may withdraw, modify or qualify the Company Board Recommendation in a manner adverse to Parent or Merger Sub in response to an Intervening Event if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to the shareholders of the Company under applicable Law, provided that the Company shall provide Parent with written notice of the Company Board’s intention to take such action, and all material facts relevant to such determination, not less than three Business Days prior to taking such action.

(f) The Company agrees that any violations of the restrictions set forth in this Section 6.05 by any of its Representatives shall be deemed to be a material breach of this Agreement (including this Section 6.05) by the Company.

(g) Nothing contained in this Agreement shall prohibit the Company Board from taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that any disclosure regarding or related to any Acquisition Proposal other than (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (ii) an express rejection of any applicable Acquisition Proposal or (iii) an express reaffirmation of the Company Board Recommendation together with a factual description of events or actions leading up to such disclosure that have been taken by the Company and that are permitted under Section 6.05 or actions taken or notices delivered to Parent by the Company that are required by Section 6.05, shall, in each case, be deemed to be an Adverse Recommendation Change (including for purposes of Section 8.01(e)).

(h) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the provisions of “control share acquisitions” contained in any Anti-Takeover Law or otherwise cause such restrictions not to apply (to the extent they would otherwise apply), in each case unless such actions are taken in connection with a termination of this Agreement pursuant to Section 8.01(g).

Section 6.06 Employee Matters.

(a) From the Effective Time until the one year anniversary of the Effective Time, Parent shall cause the compensation and benefits package provided to the employees of the Company and its Subsidiaries as of the Effective Time (the “Company Employees”) to be substantially comparable, in the aggregate, to the compensation and benefits package provided to similarly situated employees of Parent or any of its Subsidiaries.

(b) To the extent not otherwise required by or resulting from the operation of Law, Parent shall use reasonable efforts to cause any applicable Parent Plan to (i) recognize the service of each Company Employee as of the Effective Time with either the Company or the Subsidiaries, as the case may be, as service with Parent or its Affiliates for purposes of vesting and eligibility to participate, other than (A) for purposes of benefit accrual under applicable retirement plans, (B) where prior service is not credited for similarly situated employees of Parent or its Affiliates, (C) with respect to any Parent Plan that is frozen or grandfathered or (D) to the extent such recognition would result in a duplication of benefits; (ii) with respect to any

Parent Plan that is a welfare benefit plan, cause the waiver of any pre-existing conditions, waiting period limitations, or eligibility waiting periods with respect to such Company Employee and his or her eligible dependents, in each case to the extent waived or satisfied under the corresponding Plan (for a comparable level of coverage) in which such Company Employee participated immediately prior to the Effective Time; and (iii) with respect to any Parent Plan that is a medical, vision, and/or dental plan, provide credit for deductibles, co-payments and eligible out of pocket expenses incurred during the portion of the plan year preceding the termination date (or transfer date) in a comparable Parent Plan for the corresponding plan year of the Parent Plan.

(c) At Parent’s election, the Company shall terminate, effective as of the day immediately preceding the Effective Time, any and all 401(k) Plans sponsored or maintained by the Company. In such event, Parent shall receive from the Company evidence that the Company’s Plan(s) and/or program(s) have been terminated pursuant to resolutions of the Company Board or a committee thereof (the form and substance of which shall be subject to review and approval of Parent), effective as of the day immediately preceding the Effective Time.

(d) Notwithstanding the foregoing, nothing contained in this Section 6.06 shall (i) be treated as an amendment of any particular Plan, (ii) give any third party any right to enforce the provisions of this Section 6.06 or (iii) require Parent or any of its Affiliates to (A) maintain any particular Plan or provide any particular benefit or (B) retain the employment of any particular employee.

(e) The Company and Parent will use commercially reasonable efforts to effectuate the provisions of Section 6.06(e) of the Disclosure Schedule.

Section 6.07 Rule 14d-10(d). Prior to the scheduled expiration date of the Offer (as it may be extended hereunder), the Company (acting through its Compensation Committee) shall have taken all such steps as may be required to cause any Compensation Arrangements entered into by the Company or any of its Subsidiaries to be approved or ratified (to the extent not previously so approved or ratified) as “employment compensation, severance or other employee benefit arrangement” by the Compensation Committee comprised solely of “independent directors” (as described in the last sentence of Section 4.12(l)) of the Company in accordance with Rule 14d-10(d)(2) under the Exchange Act for purposes of satisfying the requirements of the non-exclusive safe-harbor set forth in such Rule.

Section 6.08 Directors’ and Officers’ Indemnification and Insurance of the Surviving Corporation.

(a) To the fullest extent permitted by applicable Law, Parent shall cause the Surviving Corporation to honor all of the Company’s obligations to indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each an “Indemnified Party”) as provided in the Company Articles or Company By-Laws, in each case, as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, accurate and complete copies of which have been provided to Parent and are listed in Section 6.08(a) of the Disclosure Schedule, including provisions relating to the advancement of expenses incurred in the defense of any Action or as permitted under applicable Law. Parent’s obligation under this Section 6.08(a) shall survive the Merger and shall remain in full force and effect for a period of not less than six years after the Effective Time. During such period, Parent shall guarantee the obligations of the Surviving Corporation with respect to any and all amounts payable under this Section 6.08.

(b) Prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, purchase a “tail” officers’ and directors’ liability insurance policy, which by its terms shall survive the Merger and shall provide each Indemnified Party with coverage for not less than six years following the Effective Time on terms and conditions no less favorable than the terms of the directors’ and officers’ liability insurance policy currently maintained by the Company (a correct and complete copy of which has been delivered to Parent) (the “D&O Insurance”) in respect of actions or omissions of such officers and directors prior to the Effective Time in their capacities as such; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend more than 250% of the current annual premium paid by the Company for such policy (the “Maximum Amount”); provided, further, however, that if the amount of the annual premiums necessary to procure such insurance coverage exceeds the Maximum Amount, Parent shall spend up to the Maximum Amount to purchase such lesser coverage as may be obtained with such Maximum Amount. The Indemnified Parties may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining the D&O Insurance.

(c) The obligations of Parent and the Surviving Corporation under this Section 6.08 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.08 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.08 applies shall be third party beneficiaries of this Section 6.08, each of whom may enforce the provisions of this Section 6.08).

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.08.

Section 6.09 Further Action; Efforts.

(a) Prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain any consents, approvals or waivers of third parties with respect to any Material Contracts to which the Company or any of its Subsidiaries is a party as may be necessary for the consummation of the Transactions or required by the terms of any Material Contract as a result of the execution, performance or consummation of the Transactions. Subject to the terms and conditions of this Agreement, prior to the Effective Time, each of the Company, Parent and Merger Sub shall, as promptly as practicable, use its commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable under applicable Law to consummate the Transactions. In furtherance and not in limitation of the foregoing, each of the Company, Parent and Merger Sub shall (i) make all appropriate filings and submissions under the HSR Act and with any other Governmental Authority pursuant to any other applicable Antitrust Laws or otherwise, as promptly as practicable, but in no event later than 10 Business Days after the date hereof with respect to filing under the HSR Act, and shall make as promptly as practicable any other appropriate submissions under other applicable Antitrust Laws, (ii) use commercially reasonable efforts to obtain as promptly as practicable the termination of any waiting period under the HSR Act and any applicable foreign Antitrust Laws, and (iii) cooperate and consult with each other in (A) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Effective Time from, Governmental Authorities in connection with the execution and delivery of this Agreement and related agreements and consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations.

(b) In connection with the efforts referenced in Section 6.09(a), each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding the Transactions and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the covenants of the parties contained in Section 6.09(a) and Section 6.09(b), if any objections are asserted with respect to the Transactions under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the Transactions as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the Transactions, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions.

(d) Parent and the Company shall prepare and submit a joint voluntary notice with respect to the Transactions to the Committee on Foreign Investment in the United States (“CFIUS”), pursuant to Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007, as amended (“FINSA”), and the regulations promulgated thereunder, as promptly as reasonably practicable, but in no event later than ten Business Days after the date hereof, and shall take any and all actions advisable, necessary or desirable to finally and successfully secure the CFIUS Approval as promptly as reasonably practicable after the date of such submission. Such efforts shall include providing CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the CFIUS review process. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, CFIUS or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding the Transactions and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, CFIUS or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by CFIUS or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences; provided, however, that materials provided by the Company, on the one hand, and Parent and Merger Sub, on the other hand, to the other party may be redacted as necessary to comply with applicable Law. “CFIUS Approval” means (A) the parties shall have received a written notification issued by CFIUS that it has determined that (1) the Transactions are not a “covered transaction” or (2) CFIUS has concluded its review under FINSA and has determined not to conduct a full investigation or (B) if a full investigation is deemed to be required, the parties shall have received notification issued by CFIUS that the United States government will not take action to prevent the consummation of the Transactions or to impose any requirements or conditions to mitigate any national security concerns related thereto.

(e) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other Transaction, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(f) Notwithstanding the foregoing or any other provision of this Agreement, (i) nothing in this Section 6.09 shall limit a party’s right to terminate this Agreement pursuant to Section 8.01 and (ii) nothing in this Agreement shall obligate Parent, Merger Sub or any of their respective Affiliates to agree to (and none of the Company or any of its Subsidiaries shall, without the prior written consent of Parent) (A) sell, hold separate or otherwise dispose of all or a portion of its respective business, assets or properties, or conduct its business in a specified manner, (B) pay any amounts (other than the payment of filing fees and expenses and fees of counsel), or grant any counterparty to any Contract any material accommodation, (C) commence or defend any Action or claim in respect of any threatened Action, (D) limit in any manner whatsoever the ability of such entities to conduct, own, operate or control any of their respective businesses, assets or properties or of the businesses, properties or assets of the Company and its Subsidiaries or (E) waive any of the conditions set forth in ARTICLE VII of this Agreement.

Section 6.10 Public Announcements. The parties hereto agree that no public release or announcement concerning the Transactions shall be issued by a party without the prior consent of the other parties (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by applicable Law or rules or regulations of the Tokyo Stock Exchange or NASDAQ, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Transactions and the execution of this Agreement.

Section 6.11 Anti-Takeover Laws. If any Anti-Takeover Law is or may become applicable to any Transaction, (a) the parties shall use commercially reasonable efforts to take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (b) the Company Board shall take all actions necessary to render such statutes inapplicable to any Transaction.

Section 6.12 Securityholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.13 Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub and Parent and Merger Sub shall give prompt notice to the Company of (a) any written notice or other communication received from any Person alleging that the consent of such Person is required in connection with the Transactions, (b) any notice from any Governmental Authority in connection with the Transactions, (c) any Actions or claims commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to the Transactions, (d) the discovery of any fact or circumstance, or the occurrence or non-occurrence of any event, that would cause any representation or warranty made by such party contained in this Agreement to be, with respect to the Company, untrue or inaccurate such that the Offer Conditions would not be satisfied, and (e) any failure of such party to comply with or satisfy any covenant or obligation required to be performed or complied with by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.13 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice, provided, further, that a failure to comply with this Section 6.13, in and of itself, will not constitute a failure of any Offer Condition to be satisfied unless (A) such failure materially prejudices another party’s ability to exercise its rights or remedies hereunder prior to the Closing or (B) the underlying event would independently, individually or together with any other events or circumstances, result in the failure of an Offer Condition to be satisfied.

Section 6.14 Company SEC Reports. From the date of this Agreement to the Effective Time, the Company shall timely file with the SEC all Company SEC Reports required to be filed by it under the Exchange Act or the Securities Act. As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each such Company SEC Report shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended after the date of this Agreement, as of the date of the last such amendment, each such Company SEC Report filed pursuant to the Exchange Act shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Company SEC Report that is a registration statement, as amended or supplemented, if applicable, filed after the date of this Agreement pursuant to the Securities Act, as of the date such registration statement or amendment became effective after to the date of this Agreement, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in light of the circumstances under which they were made, not misleading.

Section 6.15 Stock Exchange De-listing. After the Acceptance Time, the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of NASDAQ to enable the de-listing by the Surviving Corporation of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than 10 days thereafter.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver in writing to the extent permitted by applicable Law at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. If required by Law, the Company Shareholder Approval shall have been obtained.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any statute, rule, regulation or Order enacted, entered, or enforced that prevents or prohibits the consummation of the Merger.

(c) Completion of the Offer. Parent or Merger Sub shall have accepted for payment Shares pursuant to the Offer.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated and (i) the Offer may be abandoned at any time prior to the Acceptance Time and (ii) the Merger may be abandoned at any time prior to the Effective Time whether before or after receipt of the Company Shareholder

Approval (if so required to be obtained), provided that, following the Acceptance Time, a majority vote of the Continuing Directors shall be necessary for termination by the Company, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if the Acceptance Time shall not have occurred on or before December 13, 2012, subject to automatic extension to February 13, 2013, if, and only if, any Offer Condition set forth in paragraph (b), (c) or (d) of Annex A has not been fulfilled (and, to the extent permitted, shall not have been waived by Parent) on or prior to December 13, 2012, but all other Offer Conditions shall be fulfilled as of such date, or shall be capable of being fulfilled on or before February 13, 2013 (as applicable, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement caused the failure of the Acceptance Time to occur on or before such date;

(c) by either Parent or the Company, if any Governmental Authority shall have (i) enacted, issued, promulgated or enforced any Law that makes consummation of the Offer or the Merger illegal or otherwise prohibited or (ii) enacted, issued, promulgated, enforced or entered any Order which has the effect of making the consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger, and such Order has become final and non-appealable;

(d) by Parent, if, prior to the Acceptance Time, there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach or inaccuracy (A) would give rise to a failure of the Offer Conditions set forth in paragraph (e) or (f) of Annex A and (B) is incapable of being cured or has not been cured 20 Business Days after the Company receives notice of such breach or inaccuracy from Parent; provided, however, that neither Parent nor Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement;

(e) by Parent, if, prior to the Acceptance Time, (i) an Adverse Recommendation Change shall have occurred, (ii) the Company Board or any committee thereof shall have failed, pursuant to Rule 14e-2 promulgated under the Exchange Act or otherwise, to publicly reconfirm the Company Board Recommendation within 10 Business Days after receipt of a written request from Parent that it do so if such request is made following the making by any Person of an Acquisition Proposal that has been publicly announced or (iii) the Company shall have violated or breached in any material respect any of its obligations under Section 6.05;

(f) by the Company, if, prior to the Acceptance Time, there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, which breach or inaccuracy (i) would reasonably be expected to prevent Parent or Merger Sub from consummating the Offer or the Merger in accordance with the terms hereof and (ii) is incapable of being cured or has not been cured 20 Business Days after Parent receives notice of such breach or inaccuracy from the Company; provided, however, that the Company is not then in material breach of any representation, warranty or covenant under this Agreement; or

(g) by the Company prior to the Acceptance Time in accordance with Section 6.05(d).

Section 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the provisions of the last sentence of Section 6.04(b), this Section 8.02, Section 8.03 and ARTICLE IX shall survive any such termination; provided, however, that nothing herein shall relieve any party hereto from liability for any intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud prior to such termination.

Section 8.03 Termination Fees and Expenses.

(a) Except as otherwise set forth in this Section 8.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b) In the event this Agreement shall be terminated:

(i) by (A) the Company pursuant to Section 8.01(g) or (B) Parent pursuant to Section 8.01(e), the Company shall pay to Parent the Termination Fee; or

(ii) (A) by Parent or the Company pursuant to Section 8.01(b) or by Parent pursuant to Section 8.01(d), (B) at or prior to the date of termination, an Acquisition Proposal shall have been made directly to the shareholders of the Company generally or any Person shall have publicly announced an intention to make an Acquisition Proposal (whether or not conditional or withdrawn) and (C) concurrently with such termination or within 12 months following such termination, the Company enters into an Alternative Acquisition Agreement to consummate or consummates a transaction contemplated by any Acquisition Proposal, then the Company shall pay to Parent the Termination Fee upon the earlier to occur of the Company’s entry into such Alternative Acquisition Agreement or the consummation of such Acquisition Proposal. For purposes of this Section 8.03(b)(ii), “Acquisition Proposal” shall have the meaning assigned thereto in Section 1.01 except that references in the definition to “20%” and “80%” shall be replaced by “50%.”

(c) The Company acknowledges that the agreements contained in this Section 8.03 are an integral part of the Agreement and the Transactions and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Except with respect to Section 8.01(g), in which case the Termination Fee shall be paid by the Company in accordance with Section 6.05(d), the Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds promptly following (and in any event within two Business Days after) the date of the event giving rise to the obligation to make such payment. In the event that the Company shall fail to pay the Termination Fee required pursuant to this Section 8.03 when due, such Termination Fee shall accrue interest for the period commencing on the date such Termination Fee became past due, at the rate of interest per annum equal to the “Prime Rate” as set forth on the date such payment became past due in The Wall Street Journal “Money Rates” column plus 350 basis points. In addition, if the Company shall fail to pay such Termination Fee when due, the Company shall also pay to Parent all of Parent’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such Termination Fee.

Section 8.04 Amendment. This Agreement may be amended by the parties hereto by action taken by their respective boards of directors (or similar governing bodies or entities) at any time prior to the Effective Time; provided, however, that, after Company Shareholder Approval has been obtained, no amendment may be made without further shareholder approval which, by Law or in accordance with the rules of NASDAQ, requires further approval by such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.05 Waiver. At any time prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent and Merger Sub). The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time.

Section 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, facsimile numbers or email addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Sub:

Tokyo Electron Limited

Akasaka Biz Tower

3-1 Akasaka 5-chome,

Minato-ku,

Tokyo 107-6325

Attention: Tetsuro Hori

Facsimile: +81-3-5561-7149

Email: tetsuro.hori@tel.com

with copies to:

Jones Day

2727 North Harwood

Dallas, Texas 75201

Attention: R. Scott Cohen

Facsimile: (214) 969-5100

Email: scohen@jonesday.com

if to the Company:

FSI International, Inc.

3455 Lyman Boulevard

Chaska, Minnesota 55318

Attention: Benno Sand

Facsimile: (952) 448-1300

Email: benno.sand@fsi-intl.com

with a copy to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South 7th Street

Minneapolis, Minnesota 55402

Attention: Douglas P. Long

Facsimile: (612) 766-1600

Email: Doug.Long@Faegrebd.com

Section 9.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy or the application of this Agreement to any Person or circumstance is invalid or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.04 Entire Agreement; Assignment. This Agreement, together with the NDA and the Disclosure Schedule and all exhibits and annexes hereto and thereto, constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned, whether pursuant to a merger, by operation of law or otherwise; provided that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any wholly-owned direct or indirect Subsidiary of Parent without the consent of the Company.

Section 9.05 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that money damages would not be a sufficient remedy for any breach of this Agreement, and accordingly, the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent beaches of this Agreement and to enforce specifically the terms hereof, without proof of damages or otherwise, and without any requirement to post bond, in addition to any other remedy at law or equity.

Section 9.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) as provided in Section 6.08 (which are intended to be for the benefit of the Persons covered thereby or the Persons entitled to payment thereunder and may be enforced by such Persons) and (b) the right of the Company on behalf of the Company shareholders to pursue damages in the event of Parent’s or Merger Sub’s intentional breach of this Agreement (a claim with respect to which shall be enforceable only by the Company, in its sole and absolute discretion, on behalf of the Company shareholders).

Section 9.07 Governing Law; Forum.

(a) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions shall be governed by and construed in accordance with the laws of the State of New York (except to the extent that the MBCA is applicable) without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b) All Actions arising out of or relating to this Agreement shall be heard and determined in the United States District Court For the Southern District of New York. The parties hereby (i) submit to the exclusive jurisdiction of the United States District Court For the Southern District of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts. Each of the parties hereto agrees that mailing of process or other papers in connection with any action or proceeding in the manner provided in Section 9.02 or such other manner as may be permitted by Law shall be valid and sufficient service of process.

Section 9.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION

DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. Each of the parties (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.08.

Section 9.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TOKYO ELECTRON LIMITED

By:	/s/ Hiroshi Takenaka
Name:	Hiroshi Takenaka
Title:	President and Chief Executive Officer

RB MERGER CORP.

By:	/s/ Kenji Washino
Name:	Kenji Washino
Title:	Chief Executive Officer and Chief Financial Officer

FSI INTERNATIONAL, INC.

By:	/s/ Donald S. Mitchell
Name:	Donald S. Mitchell
Title:	Chairman and Chief Executive Officer

Annex A

Conditions of the Offer

Capitalized terms used in this Annex A but not defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger (the “Agreement”) of which this Annex A is a part.

Notwithstanding any other term of the Offer or the Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may, subject to the provisions of the Agreement, delay the acceptance for payment of or the payment for, any tendered Shares, and (subject to the provisions of the Agreement) accept for payment any tendered Shares, (i) unless each of the following conditions in clauses (a) and (b) are satisfied or (ii) if at any time on or after the date of this Agreement and before the expiration of the Offer, any of the following events or circumstances in clauses (c) through (i) shall have occurred and be continuing:

(a) immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), the number of Shares validly tendered and not properly withdrawn, together with any Shares owned by Parent or any wholly-owned indirect or indirect Subsidiary of Parent, equals at least a majority of the Fully Diluted Shares outstanding immediately prior to the Acceptance Time (the “Minimum Tender Condition”);

(b) immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), (i) any waiting period (and any extensions thereof) under the HSR Act and any approvals or clearances applicable to the Offer or the consummation of the Merger under other Antitrust Laws shall have expired, or been terminated or obtained, as applicable and (ii) receipt by the parties of the CFIUS Approval;

(c) there shall be instituted or pending any Action by any Governmental Authority of competent jurisdiction that seeks, directly or indirectly, to (i) make illegal, prohibit, materially delay or otherwise restrain the making of the Offer, the consummation of the Offer or the Merger or the performance of the Agreement, (ii) restrain, prohibit or limit Parent’s, the Company’s or any of their respective Affiliates’ ownership or operation of all or any material portion of the business or assets of Parent, the Company or any such Affiliate, or to compel Parent, the Company or any of their respective Affiliates to dispose of, license or hold separate all or any material portion of the business or assets of Parent, the Company or any such Affiliate, or (iii) impose material limitations on the ability of Parent, Merger Sub or any of Parent’s other Affiliates effectively to acquire, hold or exercise full rights of ownership of any Shares or any shares of common stock of the Surviving Corporation, including the right to vote the Shares or the shares of common stock of the Surviving Corporation acquired or owned by Parent, Merger Sub or any of Parent’s other Affiliates on all matters properly presented to the Company’s shareholders;

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(d) any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order (preliminary or permanent) or Law which has resulted in, or is reasonably likely to result in any of the consequences referred to in clause (c) of this Annex A;

(e) any of the representations and warranties of the Company contained in this Agreement shall not be true and correct as of the date of this Agreement and at and as of the Acceptance Time (without regard to any qualifications therein as to materiality or Company Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except, in each case, for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that notwithstanding the foregoing, the representations and warranties of the Company contained in Section 4.01, Section 4.02(a), Section 4.04(a), Section 4.04(b), Section 4.05, Section 4.27 and Section 4.28 shall not be true and correct as of the date of this Agreement and at and as of the Acceptance Time (without regard to any qualifications therein as to materiality or Company Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), in all material respects;

(f) the Company shall have failed to perform in any material respect any covenant or obligation required to be performed or complied with by it under the Agreement at or prior to the Acceptance Time and such failure has not been cured;

(g) Parent and Merger Sub shall not have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer confirming on behalf of the Company that the conditions set forth in clauses (e), (f) and (i) of this Annex A shall have occurred immediately prior to the Acceptance Time;

(h) the Agreement shall have been validly terminated in accordance with ARTICLE VIII of the Agreement; or

(i) any event, circumstance, change, occurrence or state of facts that has had or would reasonably be expected to have a Company Material Adverse Effect

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived only by Parent or Merger Sub, and then, in whole or in part, at any time and from time to time in the sole discretion of Parent or Merger Sub (except for any condition that, pursuant to Section 2.01(b) of the Agreement, may only be waived with the Company’s consent).

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Exhibit A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TEL FSI, INC.

Article 1

Name

The name of this corporation (the “Corporation”) is: TEL FSI, Inc.

Article 2

Registered Office

The Corporation’s registered office is located at the address of its registered agent, which is:

Martin R. Rosenbaum, Esq.

Maslon Edelman Borman & Brand, LLP

3300 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Article 3

Capital

A.	The Corporation is authorized to issue 100 shares of common stock, having no par value per share. Each share of the Corporation’s common stock shall be entitled to one vote on all matters requiring a vote of the Corporation’s shareholders.

B.	The board of directors shall also have the authority to issue rights to convert any of the Corporation’s securities into shares of common stock, the authority to issue options to purchase or subscribe for shares of common stock, and the authority to issue share-purchase or subscription warrants or any other evidence of such option rights which set forth the terms, provisions and conditions thereof, including the price or prices at which such shares may be subscribed for or purchased. Such options, warrants and rights may be transferable or nontransferable and separable or inseparable from the Corporation’s other securities. The board of directors is authorized to fix the terms, provisions and conditions of such options, warrants and rights, including the conversion basis or bases and the option price or prices at which shares may be subscribed for or purchased.

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Article 4

Shareholder Rights

A.	No shareholder of the Corporation shall have any preemptive rights.

B.	No shareholder of the Corporation shall have any cumulative-voting rights.

C.	So long as the Corporation is not a “publicly held corporation,” as defined under the Minnesota Statutes, any action required or permitted to be taken at a meeting of the shareholders may be taken by written action of the shareholders signed by shareholders holding the voting power that would be required to take the same action at a meeting at which all shareholders were present.

Article 5

Written Action by All Directors

Any action required or permitted to be taken at a meeting of the board of directors may be taken by written action of the board of directors signed by all of the directors.

Article 6

Amendment of Bylaws

The board of directors may from time to time, by vote of a majority of its members, make, alter, amend or rescind all or any of the bylaws of this corporation, subject to the power of the shareholders to change and repeal such bylaws.

Article 7

Limited Liability of Directors

To the fullest extent permitted by law, a director shall have no personal liability to the Corporation or its shareholders for breach of fiduciary duty as a director. Amendments or repeals of this Article 7 shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

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